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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

UNITED NATURAL FOODS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2011

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of United Natural Foods, Inc., which will be held on Tuesday, December 13, 2011 at 4:00 p.m. eastern standard time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2011, and any adjournments or postponements of the annual meeting.

        We are holding the annual meeting for the following purposes:

    1.
    To elect three nominees as directors to serve until the 2014 annual meeting of stockholders.

    2.
    To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 28, 2012.

    3.
    To conduct an advisory vote on executive compensation.

    4.
    To conduct an advisory vote on the frequency of advisory votes on executive compensation.

    5.
    To consider a stockholder proposal if properly presented at the annual meeting.

    6.
    To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

        These matters are more fully described in the accompanying proxy statement, which is made a part of this notice. We are not aware of any other business to be transacted at the annual meeting.

        Only stockholders of record on our books at the close of business on Tuesday, October 18, 2011 will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 313 Iron Horse Way, Providence, RI 02908. If you would like to view the stockholder list, please call our Investor Relations Department at (401) 528-8634 to schedule an appointment. The stockholder list will also be available on the Internet through the virtual web conference during the meeting.

        In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders over the Internet. On or about November 2, 2011, we mailed to all stockholders of record as of the close of business on October 18, 2011 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended July 30, 2011, our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. The November 2nd notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

        You may vote your shares via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided, if you received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these three methods. We encourage you to vote in the method that suits you best so that your shares will be voted at the annual meeting. If you decide to attend the virtual annual meeting through the Internet, you may revoke your proxy and cast your vote electronically over the Internet during the meeting.

By Order of the Board of Directors,

Michael S. Funk, Chair of the Board

November 2, 2011

        PLEASE VOTE. STOCKHOLDERS MAY VOTE BY THE INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON NOVEMBER 2, 2011 FOR INFORMATION ON HOW TO VOTE BY THE INTERNET, TELEPHONE OR MAIL.

UNITED NATURAL FOODS, INC.
313 Iron Horse Way
Providence, Rhode Island 02908

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2011

        This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc., for use at the Annual Meeting of Stockholders to be held on Tuesday, December 13, 2011 at 4:00 p.m. eastern standard time on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2011, and any adjournments or postponements of the annual meeting. The Board of Directors (which we sometimes refer to as the Board in this proxy statement) is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 13, 2011:

        As outlined on the notice we mailed to you on November 2, 2011 (the "Notice of Proxy Availability"), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended July 30, 2011 are available on the Internet at http://www.proxyvote.com.

 INFORMATION ABOUT THE MEETING

Record Date and Share Ownership

        Only stockholders of record on our books at the close of business on Monday, October 18, 2011 (the "Record Date") will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on October 18, 2011, we had 48,743,131 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended July 30, 2011, are being first made available to stockholders of record on or about November 2, 2011. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November 2, 2011, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote.

        We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended July 30, 2011, as filed with the Securities and Exchange Commission (the "SEC"), without exhibits. Please address all such requests to the attention of Carrie Walker, Corporate Assistant Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. Exhibits will be provided upon written request to Ms. Walker and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy

        If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

  •
  FOR the election of Michael S. Funk, James P. Heffernan and Steven L. Spinner as directors to serve until our 2014 annual meeting of stockholders (Proposal 1);

  •
  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2012 (Proposal 2);

  •
  FOR the advisory vote on executive compensation (Proposal 3);

  •
  For the frequency of every ONE YEAR for the advisory vote on the frequency of advisory votes on executive compensation (Proposal 4); and

  •
  AGAINST the stockholder proposal (Proposal 5).

        If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.

        You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual annual meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the virtual annual meeting through the Internet will not itself be deemed to revoke your proxy unless you vote via the Internet while attending the virtual annual meeting. Your most current proxy card or telephone or Internet proxy is the one that is counted.

        If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a "broker non-vote" will occur. Proposal 1 (election of three nominees as directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (advisory vote on the frequency of advisory votes on executive compensation), and Proposal 5 (the stockholder proposal) are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion even without voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3 through 5, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposal 1 or Proposals 3 through 5.

        If you participate in our Employee Stock Ownership Plan (the "ESOP"), you will receive a separate voting instructions card which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants' shares for which voting instructions have been received. Mr. Huckins will vote unallocated shares of common stock in the ESOP in the same proportion as participants have directed the trustee to vote their allocated shares of common stock.

        If you participate in the United Natural Foods, Inc. Stock Fund (the "Stock Fund") through the United Natural Foods, Inc. Retirement Plan (the "401(k) Plan"), you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity Management Trust Company ("Fidelity"), the trustee of the plan. If Fidelity does not receive voting instructions for your shares, it will vote your shares in the same proportion as other plan participants' shares for which voting instructions have been received.

        In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.

How to Vote

        For Proposal 1 (election of three nominees as directors), you may vote "FOR" or "AGAINST" each of the nominees to the Board. You may also abstain from voting "FOR" or "AGAINST" any nominee. For Proposal 4 (advisory vote on the frequency of advisory votes on executive compensation), you may vote for every "ONE YEAR", "TWO YEARS", or "THREE YEARS", or abstain from voting. For Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory vote on executive compensation) and Proposal 5 (the stockholder proposal), you may vote "FOR" or "AGAINST" or abstain from voting.

        Stockholders of Record:    If you are a stockholder of record, there are three ways to vote:

  •
  by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

  •
  by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability; or

  •
  by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

        If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 7:00 p.m., eastern standard time, on December 12, 2011 to be counted. Internet voting during the annual meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2011.

        Street Name Holders:    If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the annual meeting, you must have your 12 digit control number from your Notice of Proxy Availability.

        Holders Through the ESOP:    If you hold your shares through the ESOP, a voting instructions card was forwarded to you, which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. You must submit your voting instructions to Mr. Huckins by the close of business on December 8, 2011 to allow him time to receive your voting instructions. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants' shares for which voting instructions have been received.

        Holders Through the 401(k) Plan:    If you hold your shares through the 401(k) Plan's Stock Fund, you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity, the trustee of the 401(k) Plan. You must submit your voting instructions to Fidelity by 5:00 p.m. eastern standard time on December 8, 2011 to allow it time to receive your voting instructions. If Fidelity does not receive voting instructions for your shares, it will vote your shares in the same proportion as other plan participants' shares for which voting instructions have been received.

        We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

 Quorum

        Presence by attendance through the virtual meeting or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the annual meeting will be required for a quorum. Shares of common stock present by attendance through the virtual meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.

Votes Required

        Proposal 1 (election of three nominees as directors) is an uncontested director election. In uncontested elections, our Bylaws require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted "FOR" the director exceed the number of shares voted "AGAINST" the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the director's resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

        For Proposal 4 (advisory vote on the frequency of advisory votes on executive compensation) the option of every one year, two years, or three years that receives the highest number of votes cast by stockholders will be considered by the Board as the stockholders' recommendation as to the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will have no effect on these items because they are not considered votes cast.

        For Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory vote on executive compensation) and Proposal 5 (the stockholder proposal), the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on the results of Proposal 2, Proposal 3 or Proposal 5 because they are not considered votes cast.

Attending the Annual Meeting

        We will be hosting the 2011 Annual Meeting of Stockholders live via the Internet. A summary of the information you need to attend the annual meeting online is provided below:

  •
  Any stockholder can attend the annual meeting live via the Internet at www.virtualshareholdermeeting.com/unfi2011

  •
  Webcast starts at 4:00 p.m. eastern standard time

  •
  Please have your 12-digit control number to enter the annual meeting

  •
  Stockholders may vote and submit questions while attending the annual meeting on the Internet

  •
  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting/unfi2011

  •
  Webcast replay of the annual meeting will be available at www.virtualshareholdermeeting/unfi2011 until December 13, 2012.

Householding

        We have adopted a procedure for stockholders whose shares are held in street name called "householding," pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders whose shares are registered in their name.

        If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker, trust or other holder of record. For more information, please contact our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908.

        Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        This table includes information regarding the amount of our common stock beneficially owned as of October 18, 2011 by (i) each of our directors, (ii) each of our executive officers named in the EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2009-2011, (iii) all of our directors and current executive officers as a group, (iv) our Employee Stock Ownership Trust ("ESOT"), and (v) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
Michael S. Funk	100,398	**
Gordon D. Barker	33,233	**
Steven L. Spinner(4)	106,090	**
Mary Elizabeth Burton	5,098	**
Joseph M. Cianciolo(5)	36,359	**
Gail A. Graham	22,414	**
James P. Heffernan	64,733	**
Peter A. Roy	41,247	**
Sean F. Griffin	7,090	**
David A. Matthews	9,660	**
Mark E. Shamber	74,990	**
Joseph J. Traficanti	11,443	**
All directors and executive officers, as a group (18 persons)	597,544	1.2%
Other Stockholders:
Employee Stock Ownership Trust(6)	2,160,558	4.4%
FMR, LLC(7)	5,703,342	11.7%
BlackRock, Inc.(8)	3,452,572	7.1%

**
Less than 1%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for the ESOT is c/o Robert G. Huckins, Trustee, 19404 Camino Del Aguila, Escondido, California 92025. The address for FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 18, 2011 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options: Mr. Funk—55,208; Mr. Barker—8,073; Mr. Spinner—4,440; Ms. Burton—1,773; Mr. Cianciolo—16,403; Ms. Graham—5,320; Mr. Heffernan—49,703;

  Mr. Roy—15,083; Mr. Griffin—3,507; Mr. Matthews—4,850; Mr. Shamber—43,946; Mr. Traficanti—6,685; all directors and executive officers as a group—245,325.

  The shares of common stock shown in the table include the following numbers of shares issuable pursuant to restricted stock units: Mr. Funk—4,500; Mr. Shamber—1,800; all directors and executive officers as a group—10,748.

  The shares of common stock shown in the table include the following numbers of shares issuable pursuant to performance stock awards: Mr. Spinner—25,000; all directors and executive officers as a group—25,000.

  The shares of common stock shown in the table include the following numbers of shares that are issuable pursuant to phantom stock in the Company's Deferred Compensation and Deferred Stock Plans (the "Deferral Plans"): Mr. Barker—25,160; Mr. Spinner—4,062; Mr. Cianciolo—17,956; Ms. Graham—6,384; Mr. Heffernan—15,030; Mr. Shamber—10,732; Mr. Traficanti—2,415; all directors and executive officers as a group—108,616.

  The shares of common stock shown in the table include the following numbers of shares held in trust by the ESOT and allocated to the individuals under the ESOP: Mr. Funk—1,747; Mr. Spinner—466; Mr. Griffin—132; Mr. Matthews—208; Mr. Shamber—2,210; Mr. Traficanti—208; all directors and executive officers as a group—9,120.

  The shares of common stock shown in the table include the following numbers of shares that are allocated to the individual's account under our 401(k) Plan's Stock Fund: Mr. Griffin—319; Mr. Matthews—107; Mr. Shamber—1,652; Mr. Traficanti—181; all directors and executive officers as a group—2,406.

(4)
Includes 5,260 shares of common stock held by, or by a custodian for, his minor children.

(5)
Includes 2,000 shares of common stock held for the benefit of Mr. Cianciolo in an individual retirement account.

(6)
The ESOT disclaims beneficial ownership of allocated shares of common stock in the ESOP to the extent that the beneficial ownership of such shares is attributable to participants in the ESOP.

(7)
Beneficial ownership information based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2011 by FMR, LLC. In its role as an investment adviser to various investment companies, FMR, LLC has the sole voting power with respect to 12,100 shares and the sole dispositive power with respect to 5,703,342 shares.

(8)
Beneficial ownership information based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2011 by BlackRock, Inc.

CORPORATE GOVERNANCE

Summary

        We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. Our policies and practices reflect corporate governance best practices and are compliant with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of the NASDAQ Stock Market ("NASDAQ"). For example:

  •
  The Board has adopted clear corporate governance principles, which were most recently revised in September 2011, that outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our Chief Executive Officer, stock ownership guidelines, and director orientation and continuing education;

  •
  A majority of the members of the Board are independent within the NASDAQ listing standards' definition, and the Board makes an affirmative determination regarding the independence of each director annually;

  •
  All members of the Board's standing committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—are independent within the NASDAQ listing standards' definition;

  •
  The independent members of the Board meet regularly without the presence of management;

  •
  We have designated an independent director to serve as our "Vice Chair and Lead Independent Director" to coordinate the activities of the other independent members of the Board;

  •
  We have a clear code of business conduct and ethics that applies to our principal executive officers and all members of our finance department, including our principal financial officer and principal accounting officer;

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  The charters of the Board's committees clearly establish their respective roles and responsibilities; and

  •
  The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

        In addition, our corporate governance principles limit our independent directors to serving on no more than a total of four public company boards and limit our executive officers to serving on no more than a total of two public company boards, in each case, including our Board. Directors and executive officers must notify the Nominating and Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Nominating and Governance Committee when their principal occupation or business association changes, at which point the committee will evaluate the propriety of continued Board service.

        As discussed under PROPOSAL 1—ELECTION OF DIRECTORS—Majority Vote Standard for Election of Directors, in September 2007, we amended our Bylaws to provide for a majority voting standard for uncontested elections of directors and the Board approved amendments to the Nominating and Governance Committee's charter to implement the majority voting standard for directors. The amendments to the Nominating and Governance Committee's charter establish the procedures for the Nominating and Governance Committee's deliberations regarding whether to accept an offer by a nominee for director to resign from the Board if that nominee does not receive more votes cast "FOR" his or her election than votes cast "AGAINST" his or her election.

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.unfi.com, by clicking on "Investors" and then on "Corporate Governance." Copies of our corporate governance principles, our code of business conduct and ethics, the charters for each of our Board committees and the charter of the Lead Independent Director can be found on the corporate governance page of our website. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.

Director Independence

        Our corporate governance principles require a majority of the members of the Board to be independent directors as such term is defined in the NASDAQ listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that six of its eight members are independent. Our six independent directors are Gordon D. Barker, Mary Elizabeth Burton, Joseph M. Cianciolo, Gail A. Graham, James P. Heffernan and Peter A. Roy. Michael S. Funk and Steven L. Spinner are our employees and therefore are not independent directors. Our former director, Thomas B. Simone, served as an independent director as defined in the NASDAQ listing standards during fiscal 2011 until his retirement on December 16, 2010.

        Our corporate governance principles and the charter for each of the Boards' standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of the Board's standing committees to be independent. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the SEC's rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").

Vice Chair and Lead Independent Director

        The Board has created the position of Vice Chair and Lead Independent Director. Mr. Barker, Chair of the Nominating and Governance Committee, currently serves as the Vice Chair and Lead Independent Director. In accordance with our corporate governance principles and the charter of the Lead Independent Director, the Vice Chair and Lead Independent Director must be independent, and unless the Board determines otherwise, the Chair of the Nominating and Governance Committee shall serve as the Vice Chair and Lead Independent Director. The Vice Chair and Lead Independent Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

  •
  Serving as a liaison between the Chair of the Board, independent directors, and the President and Chief Executive Officer;

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  Leading the annual performance reviews of the Chair of the Board and the President and Chief Executive Officer, and leading the full Board in an annual review of the performance and effectiveness of the Board and its committees;

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  Recommending to the Board the membership of the Board's committees, and recommending to the Chair of the Board the retention of advisers and consultants who report directly to the Board;

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  Advising the Chair of the Board as to an appropriate schedule of and agenda for the Board's meetings and ensuring the Board's input into the agenda for the Board's meetings;

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  Advising the President and Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by the Company's management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

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  Assisting the Board, the Nominating and Governance Committee, and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

  •
  Serving as the Chair for executive sessions of the Board's independent directors and acting as Chair of the Board's regular and special meetings when the Chair is unable to preside.

        A complete description of the duties of the Lead Independent Director is included in the charter of the Lead Independent Director, a copy of which can be found in the corporate governance section of our website at www.unfi.com.

Board Leadership Structure

        The Board is currently led by the Chair of the Board, Mr. Funk, and by the Vice Chair and Lead Independent Director, Mr. Barker. The Board believes that it is in our best interests for two separate members of the Board to lead the Board. This dual leadership role combines the benefits of Mr. Barker's guidance as an independent director and Mr. Funk's prior executive management experience with the Company, and its predecessor company, from 1976 to 2008. Our corporate governance principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and Chief Executive Officer must be separated.

        The Chair and Vice Chair and Lead Independent Director provide overall leadership to the Board in its oversight function, whereas the Board believes that the Chief Executive Officer, Mr. Spinner, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices of the Board's leadership from our day-to-day management and operations allows Mr. Funk and Mr. Barker to focus on managing the Board's matters and allows Mr. Spinner to focus on managing our business. The Board believes this leadership structure has enhanced the Board's oversight of, and independence from, management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. Furthermore, the Board believes that having a Lead Independent Director vested with key duties and responsibilities (as discussed above) and the Board's standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team.

Risk Oversight

        The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the planning for succession of our Chief Executive Officer and other members of senior management. The Board has delegated responsibility for the oversight of specific risks to the Board's committees as follows: the Audit Committee discusses with management and the independent auditor significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures; and the Compensation Committee is responsible for ensuring that compensation policies and programs do not encourage our executives to take unnecessary and excessive risks that could threaten our value. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company.

Compensation Risk

        In fiscal 2011, we performed a comprehensive assessment for the Compensation and Audit Committees of our Board to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on us. Our assessment covered each material element of executive and non-executive employee compensation and any risk mitigating factors as discussed below. We believe that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In addition, the structure of our compensation program for executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. The current incentive plan awards have the following risk-limiting characteristics for our cash and equity incentive compensation for fiscal 2011:

  •
  Equity awards to each executive officer are limited to a total of the sum of 100% of base salary and 50% of the prior fiscal year cash incentive earned.

  •
  Equity awards are limited in the form of stock options to approximately 20% of the total award value, which reduces the incentive to take unnecessary or excessive risks to increase our stock price. The remaining 80% of the total award value is delivered in the form of restricted stock units, which aligns the interests of our executive officers to long-term stockholder interests.

  •
  Equity awards to employees generally have graded vesting with 25% of the grant vesting on each anniversary of the grant date.

  •
  Executive officers are subject to our executive stock ownership guidelines as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations and all non-employee directors are subject to stock ownership requirements as described in DIRECTOR COMPENSATION—Stock Ownership Requirement.

  •
  Members of the Compensation Committee approve the final incentive compensation plan awards in their discretion, after reviewing executive and corporate performance.

  •
  Equity awards and cash-based incentive plan awards are subject to our Recoupment Policy as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations.

Committees of the Board of Directors

        The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair. In addition to the individuals identified as committee members below, the Vice Chair and Lead Independent Director is an ex-officio member of each of the committees described below.

        Compensation Committee.    The Compensation Committee establishes or approves all policies and procedures related to our human resources function, including employee compensation, incentive programs, our 401(k) plan, and administers our stock incentive plans, including the 2002 Stock Incentive Plan, the 2004 Equity Incentive Plan, and 1996 Stock Option Plan. Additionally, this committee evaluates and establishes the compensation of our executive officers whose compensation is described below in EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2009-2011, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews the compensation of the other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, please see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay. The Compensation Committee also approves our annual compensation discussion and analysis included in our annual proxy statements.

        The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Chief Executive Officer, Chief Financial Officer, Chief Human Resources and Sustainability Officer and Secretary and General Counsel. Compensation Committee meetings are regularly attended by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Human Resources and Sustainability Officer. At certain meetings during fiscal 2011, the Compensation Committee met in executive session. The Compensation Committee's Chair reports the committee's recommendations on executive compensation to the Board. Independent advisors and the Company's finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

        The Compensation Committee's charter is available on our website, www.unfi.com. The Compensation Committee held seven meetings during fiscal 2011. The current members of the Compensation Committee are Mr. Heffernan (chair), Ms. Graham and Messrs. Cianciolo and Roy, each of whom is an independent director.

        Audit Committee.    The Board has an Audit Committee that is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence of our independent registered public accounting firm; and monitoring the performance of our independent registered public accounting firm, management and our internal audit department. Among the Audit Committee's duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm.

        The Audit Committee's charter is available on our website, www.unfi.com. The Audit Committee held eight meetings during fiscal 2011. The current members of the Audit Committee are Ms. Burton (chair) and Messrs. Barker, Cianciolo and Heffernan, each of whom is an independent director. The Board has determined that Ms. Burton and Messrs. Barker, Cianciolo and Heffernan are audit committee financial experts, as defined by the rules and regulations of the SEC.

        Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our corporate governance principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board's committees; and assisting the Board in conducting performance reviews of the Board and its committees and members. For additional information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to PROPOSAL 1—ELECTION OF DIRECTORS—Nomination of Directors.

        The Nominating and Governance Committee's charter is available on our website, www.unfi.com. The Nominating and Governance Committee held three meetings during fiscal 2011. The current members of the Nominating and Governance Committee are Mr. Barker (chair), Ms. Burton and Mr. Roy, each of whom is an independent director.

Board Meetings

        During the fiscal year ended July 30, 2011, the Board met ten times and following each of the Board's meetings, the independent directors met in executive session without the presence of management (in each case, including by telephone conference). All directors attended at least 75% of the meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meetings of stockholders. All of our directors attended last year's annual meeting either in person or by webcast, with the exception of Mr. Roy.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

        Currently, the Board is comprised of eight directors. The directors are divided into three classes, each serving until the date of the third annual meeting following the annual meeting at which such director was elected. The Board consists of two Class I directors (Messrs. Cianciolo and Roy), three Class II directors (Mses. Burton and Graham and Mr. Barker) and three Class III director (Messrs. Funk, Heffernan and Spinner).

        The term of each Class III director will expire at the 2011 Annual Meeting of Stockholders, unless elected to a new term by our stockholders. Each of our current Class III directors has been nominated to stand for re-election as a director at the 2011 Annual Meeting of Stockholders to hold office until the annual meeting of stockholders to be held in 2014 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

        We have described below information concerning the business experience and qualification of each of our Class III directors and incumbent directors.

        The Board unanimously recommends that stockholders vote "FOR" each of the director nominees. Proxies received by the Board will be voted "FOR" each of the nominees unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2014 (CLASS III)

        Michael S. Funk, age 57, has served as Chair of the Board since September 2008, a position which he also held from January 2003 to December 2003, and has been a member of the Board since February 1996. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., one of our wholly-owned subsidiaries.

        Mr. Funk's extensive knowledge of our industry and our historical operations as well as his past service as our Chief Executive Officer brings to the Board valuable insight into the day-to-day operations of our company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-time involvement with the Company is also valuable to the Board.

        James P. Heffernan, age 65, has served as a member of the Board since March 2000. Mr. Heffernan serves as Chair of our Compensation Committee and as a member of our Audit Committee. Mr. Heffernan has served as a Director for the New York Racing Association since November 1998. Mr. Heffernan has served as a Director of Solutia, Inc. since February 2008 and as a Director of Command Security Corp. since October 2010. Mr. Heffernan has previously served as a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.

        The totality of Mr. Heffernan's professional experience, together with his other board service has provided him with the background and experience of board processes, function, compensation practices and oversight of management which is valuable to the Board.

        Steven L. Spinner, age 51, has served as our President and Chief Executive Officer and as a member of the Board since September 2008. Mr. Spinner also served as our Interim President of the Eastern Region from September 2010 to December 2010. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company ("PFG") from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002. Mr. Spinner has served as a Director of Arkansas Best Corporation since July 2011.

        Mr. Spinner's extensive experience in the wholesale food distribution business, including most recently having served as the president and chief executive officer of one of the largest publicly traded foodservice distribution businesses in the United States, brings valuable insight to the Board beyond the knowledge and insight he brings from being our president and chief executive officer.

INCUMBENT DIRECTORS—TERMS EXPIRING 2012 (CLASS I)

        Joseph M. Cianciolo, age 72, has served as a member of the Board since September 1999. Mr. Cianciolo serves as a member of the Audit Committee and Compensation Committee. Mr. Cianciolo served as the Managing Partner of KPMG LLP's, Providence, Rhode Island office, from June 1990 until June 1999. Mr. Cianciolo also serves on the Board of Nortek, Inc. and Eagle Bulk Shipping, Inc.

        Mr. Cianciolo brings valuable management, financial and corporate governance experience to the Board. Mr. Cianciolo's extensive experience in the accounting profession, including his 38 years with an international public accounting firm, during 29 of which he served as an audit engagement partner, is valuable to the Board.

        Peter Roy, 55, has served as a member of the Board since June 2007. Mr. Roy is a member of our Nominating and Governance Committee and our Compensation Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon Natural Products, Inc. and Naked Juice Company. Additionally, Mr. Roy currently serves on the board of directors of West Marine, Inc. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region.

        Mr. Roy's experience as the President of Whole Foods Market allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including a key customer of ours. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.

INCUMBENT DIRECTORS—TERMS EXPIRING 2013 (CLASS II)

        Gordon D. Barker, age 65, has served as Vice Chair of the Board and Lead Independent Director since January 2010 and as a member of the Board since September 1999. Mr. Barker serves as Chair of the Nominating and Governance Committee and as a member of the Audit Committee. Mr. Barker served on the Board of Directors of The Sports Authority, Inc. from April 1998 to May 2006.

Mr. Barker served as a contract Chief Executive Officer for QVL Pharmacy Holdings, Inc., a privately-held entity, from October 2004 until February 2007. Mr. Barker served as Chief Executive Officer of Snyder's Drug Stores, Inc. from October 1999 to March 2004. Snyder's Drug Stores, Inc. filed for Chapter 11 bankruptcy in September 2003 and emerged from this filing in March 2004. Mr. Barker has served as President of Barker Holdings, LLC since January 2004. Mr. Barker has served as the principal of Barker Enterprises, an investment and consultant firm, since January 1997.

        Mr. Barker's extensive business experience within the retail sector, including his having served as a chief executive officer of three retail drug store chains, coupled with his past experience as a public company director and deep understanding of corporate governance matters contribute to his qualifications to serve on the Board.

        Mary E. Burton, age 59, has served as a member of the Board since August 2010. Ms. Burton serves as Chair of the Audit Committee and as a member of the Nominating and Governance Committee. Ms. Burton served as Interim Chief Executive Officer of Zale Corporation, a specialty jewelry retailer, from January 2006 to July 2006 and as President and Chief Executive Officer from July 2006 to December 2007. Ms. Burton also has been the Chief Executive Officer of BB Capital, Inc., a retail advisory and management services company, since 1992. Prior directorships include The Sports Authority, Inc. from 1999 to 2006, Aeropostale, Inc. from 2000 to 2006, Rent-a-Center, Inc from 2002 to 2007 and Zale Corporation from 2003 to 2007. Ms. Burton currently serves on the board of directors of Staples, Inc., a board that she has served on since 1993.

        Ms. Burton is an experienced business leader whose extensive executive level experience within the retail industry, including insight into marketing, merchandising and operational management adds experience to the Board in these important areas. Her past experience as the chief executive officer of large retailers like Zale Corporation and ToysRUs.com add to her qualifications.

        Gail A. Graham, 60, has served as a member of the Board since October 2002. Ms. Graham serves as a member of our Compensation Committee. Ms. Graham has served as the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota, since October 1999. Ms. Graham served as Vice Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1994 until October 1998 and from November 2000 until October 2002. Ms. Graham served as the Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1998 until October 2000. Ms. Graham resigned from the Board of Directors of Blooming Prairie Cooperative Warehouse in October 2002, concurrent with our purchase of the cooperative and her appointment to the Board.

        Ms. Graham's active involvement in the natural products industry for over 30 years, including her experience in managing natural food cooperatives and her deep understanding of the issues facing our industry bring to the Board a unique perspective on the issues facing our company and industry generally.

Majority Vote Standard for Election of Directors

        We adopted a majority voting standard for the election of directors as an amendment to our bylaws in 2007. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. However, when the number of nominees does not exceed the number of directors to be elected (an uncontested election) as is the case at this year's annual meeting, our bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted "for" a director must exceed the number of shares voted "against" that director). If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board's decision or the Nominating and Governance Committee's deliberations (if the director is a member of that committee). If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a "holdover director." All nominees for election as directors at the Annual Meeting of Stockholders are currently serving on the Board.

Nomination of Directors

        The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

  •
  Personal characteristics.  The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee's integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Committee evaluates whether the nominee's previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

  •
  Core Competencies.  The Nominating and Governance Committee considers whether the nominee's knowledge and experience would contribute to the Board's achievement of certain core competencies. The Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

  •
  Board Independence.  The Nominating and Governance Committee considers whether the nominee would qualify as "independent" under SEC rules and NASDAQ listing standards.

  •
  Director Commitment.  The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Committee to initially select the director as a nominee. The Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

  •
  Additional Considerations.  Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company's businesses.

        Following this evaluation, the Nominating and Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

 Director Nominees Recommended by Stockholders

        The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. The written notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice to our Corporate Secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of our shares which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares which are beneficially owned by such stockholder. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.

Communication with the Board of Directors

        Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operation and is relevant to a specific director's service on the Board will be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

 DIRECTOR COMPENSATION

        The Board and the Compensation Committee review and determine compensation for our non-employee directors, in part, based on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors. The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors' interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, are also designed to align the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our President and Chief Executive Officer, does not receive compensation for his service on the Board. Mr. Funk does not receive cash compensation for his service as a director and our Chair of the Board. He receives equity-based compensation for his service as Chair of the Board and cash compensation for his service as an executive advisor.

Compensation of our Non-Employee Directors

        The components of our non-employee director compensation are cash fees and awards of stock options and restricted stock units. Each non-employee director is also reimbursed for direct expenses incurred in connection with his or her attendance at meetings of the Board and its committees.

        During fiscal 2011, each non-employee director received the following compensation (as applicable):

  •
  Annual cash retainer of:

  •
  $75,000 for serving as the Vice Chair and Lead Independent Director;

  •
  $30,000 for serving as a director;

  •
  $15,000 for serving as the chair of the Audit Committee; and

  •
  $8,000 for serving as chair of the Compensation Committee or Nominating and Governance Committee.

  •
  Meeting attendance fees of:

  •
  $2,200 for each in-person meeting of the Board of Directors;

  •
  $1,100 for each telephonic meeting of the Board of Directors;

  •
  $1,700 for each meeting of the Audit Committee; and

  •
  $1,100 for each meeting of the Compensation Committee and Nominating and Governance Committee

  •
  Annual equity grants consisting of:

  •
  Options to purchase 2,660 shares of common stock and 3,192 restricted stock units for serving as a director;

  •
  Options to purchase 2,660 shares of common stock and 3,592 restricted stock units for serving as chair of the Compensation Committee; and

  •
  Options to purchase 3,500 shares of common stock and 6,000 restricted stock units for serving as Vice Chair and Lead Independent Director (and therefore chair of the Nominating and Governance Committee).

        With respect to all equity awards to non-employee directors in fiscal 2011, one-third of the annual grants vested immediately, and the remaining two-thirds vest in equal annual installments over a two-year period from the date of grant. The stock options have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date.

Compensation of Mr. Funk

        Mr. Funk, our current Chair of the Board and our former President and Chief Executive Officer, serves as an executive advisor to us and makes himself generally available to our executive officers. We pay him a base salary and provide him with the health and welfare benefits and other employee benefits generally available to our executives. Mr. Funk's base salary during fiscal 2011 was $125,000. Mr. Funk does not receive fees for attending meetings of the Board or its committees. During fiscal 2011, Mr. Funk received an award of 3,500 stock options and 6,000 restricted stock units, each of which vested immediately with respect to one-third of the awards and the remainder of which will vest in two equal annual installments beginning on the first anniversary of the date of grant.

        We are currently a party to a severance agreement with Mr. Funk. The severance agreement includes confidentiality, non-competition and intellectual property assignment provisions. For a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason, the agreement requires us to pay to Mr. Funk his base salary in effect as of the termination date of his employment and provide certain medical benefits. In the event of either Mr. Funk's termination for a reason other than Cause, death or disability or his resignation for Good Reason within one year of a Change in Control, then he shall be entitled to the severance payments and medical benefits provided in the previous sentence, acceleration and full vesting of all unvested stock options, restricted stock and restricted stock unit grants made to Mr. Funk, and the full vesting of his account under our ESOP. When used in regard to Mr. Funk's severance arrangement, the terms "Cause", "Good Reason" and "Change in Control" shall have the meanings described below in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Change in Control Agreements.

Deferred Compensation

        Our non-employee directors are eligible to participate in our Deferred Compensation Plan and Deferred Stock Plan. For a description of these plans, please see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2011.

 Director Compensation Table—Fiscal 2011

        The following table summarizes compensation provided to our Chair of the Board and all persons who served as non-employee directors during fiscal 2011.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gordon D. Barker	115,800	203,400	36,927	—	—	356,127
Mary E. Burton	85,000	108,209	28,065	—	—	221,274
Joseph M. Cianciolo	67,200	108,209	28,065	—	—	203,474
Michael Funk	—	203,400	36,927	—	125,000	365,327
Gail A. Graham	55,300	108,209	28,065	—	—	191,574
James P. Heffernan	64,500	121,769	28,065	—	—	214,334
Peter Roy	55,300	108,209	28,065	—	—	191,574
Thomas B. Simone(6)	19,500	—	—	—	—	19,500

(1)
This column reports the amount of cash compensation earned in fiscal 2011 for service on the Board and its committees.

(2)
The amounts contained in this column represent the grant date fair value for the restricted stock units granted in fiscal 2011 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation ("ASC 718"). The grant date fair value for restricted stock units is calculated using the intrinsic value method based on the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. At July 30, 2011, the directors had restricted stock units representing the right to acquire the following number of shares of common stock: Mr. Barker—5,599 shares; Ms. Burton—2,128 shares; Mr. Cianciolo—3,326 shares; Mr. Funk—24,400 shares; Ms. Graham—3,192 shares; Mr. Heffernan—3,593 shares; and Mr. Roy—3,192 shares. At July 30, 2011, Mr. Simone held no stock awards.

(3)
The amounts contained in this column represent the grant date fair value of awards of stock options granted in fiscal 2011 calculated in accordance with ASC 718. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended July 30, 2011 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. At July 30, 2011, the directors had options to purchase the following number of shares of shares of common stock: Mr. Barker—9,240 shares; Ms. Burton—2,660 shares; Mr. Cianciolo—17,290 shares; Mr. Funk—62,000 shares; Ms. Graham—6,207 shares; Mr. Heffernan—50,590 shares; and Mr. Roy—15,970 shares. At July 30, 2011, Mr. Simone held no option awards.

(4)
As of July 30, 2011, four of our non-employee directors have elected to defer restricted stock or restricted stock units under the Deferred Stock Plan or Deferred Compensation Plan, respectively. These shares are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. As of July 30, 2011, there are no directors who defer a portion of their director fees paid in cash under the Deferred Compensation Plan.

(5)
The amount in this column represents the amount of cash compensation that Mr. Funk earned in fiscal 2011 in his capacity as our executive advisor. Mr. Funk does not receive fees for attending meetings of the Board or its committees.

(6)
Mr. Simone did not stand for reelection and retired from the Board at the conclusion of his term on December 16, 2010.

Stock Ownership Requirement

        All non-employee directors are required to hold shares of our stock in an amount that is determined in accordance with a formula based upon the compensation expense recorded by us in connection with annual equity grants to our non-employee directors. The minimum share ownership level for each non-employee director is equal to 50% of the number of shares that would have been covered by a stock option grant having an equal compensation expense to that of the director's combined equity grants for the prior fiscal year. Non-employee directors who are elected or appointed to the Board are required to attain this level of stock ownership within five years following their election or appointment to the Board. Once attained, each non-employee director is required to maintain this level of stock ownership for as long as the director serves on the Board. All our directors with more than one full year of service own our stock.

Compensation Committee Interlocks and Insider Participation

        The current members of our Compensation Committee are Ms. Graham and Messrs. Cianciolo, Heffernan and Roy. All members of the Compensation Committee are independent within the meaning of the NASDAQ listing standards and no member is an employee or former employee of the Company. During fiscal 2011, no member of the Compensation Committee had any relationship requiring disclosure under Certain Relationships and Related Party Transactions. None of our executive officers served during fiscal 2011 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee. None of our executive officers served during fiscal 2011 as a director of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

        We review all relationships and transactions in which the Company and our directors, nominees for director, executive officers, greater than 5% beneficial owners or any of their immediate family members are participants (or any entity in which they have an interest is a participant), in order to determine whether such persons have a direct or indirect material interest in the relationships or transactions. Our legal department, in conjunction with the corporate finance department and outside legal counsel, is primarily responsible for the development and implementation of processes and controls to obtain information from these "related persons" regarding such transactions and relationships and for determining, based on the facts and circumstances and SEC regulations, whether we or a related person has a direct or indirect material interest in the transaction. The Nominating and Governance Committee also reviews this information. Our policies and procedures for the review, approval or ratification of transactions that are required by SEC rules to be reported under Transactions with Related Persons are not in writing, rather, they fall under the general responsibilities of our corporate finance department and Nominating and Governance Committee. The Company requires that any related party transactions must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. As required under SEC regulations, transactions between us and any related person in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest are disclosed in our proxy statement.

        Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director, nominee, beneficial owner or any of their respective immediate family members, on the one hand, and the Company, on the other hand, participates, and in which the executive officer, director, nominee, beneficial owner or immediate family member, has a material interest. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC's related person disclosure rules.

Transactions with Related Persons

        One of our non-employee directors, Ms. Graham, has been the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota since October 1999. Mississippi Market Natural Foods Cooperative is a customer of the Company that purchased approximately $6.6 million of products from us during fiscal 2011. Ms. Graham had no financial interest in those transactions. Terms provided to this customer are the same as other customers with similar volumes and purchasing patterns.

 AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is comprised solely of independent directors, as defined by NASDAQ listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's current charter can be found in the Investors section of our website, www.unfi.com. The Board has made a determination that the Audit Committee has at least one member, Ms. Burton, the Chair of the Audit Committee, who qualifies as an "audit committee financial expert" within the meaning of SEC regulations, and that she has accounting and related financial management expertise in accordance with NASDAQ listing standards. All committee members are financially literate.

        The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended July 30, 2011 (for purposes of this report, the "audited financial statements"). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.

        As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own system of internal control. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and as to whether the Company maintained effective internal control over financial reporting.

        The Audit Committee has met and held discussions with management and our independent registered public accounting firm. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent registered public accounting firm. The Audit Committee meets with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee held eight formal meetings in fiscal 2011. These meetings included quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed in accordance with auditing standards.

        The Company's independent registered public accounting firm has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board, and

the Audit Committee has considered and discussed with KPMG LLP the firm's independence and the compatibility of any non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 30, 2011, for filing with the SEC. The Board has approved this recommendation.

Mary E. Burton, Chair Gordon D. Barker Joseph M. Cianciolo James P. Heffernan

The foregoing Report of the Audit Committee shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, regardless of any general incorporation language in such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        In this section, we describe the principles, policies and practices that formed the basis for our executive compensation program in fiscal 2011 and explain how they were applied to the named executive officers of the Company. This Compensation Discussion and Analysis presents historical and current information and analysis related to the compensation programs for our named executive officers and is not necessarily indicative of the compensation that these officers will receive from us in the future. For purposes of this Compensation Discussion and Analysis, our Named Executive Officers for fiscal 2011 were the following individuals:

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  President and Chief Executive Officer (Steven L. Spinner);

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  Senior Vice President, Chief Financial Officer and Treasurer (Mark E. Shamber);

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  Senior Vice President, General Counsel and Chief Compliance Officer (Joseph J. Traficanti);

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  President of UNFI International (David A. Matthews); and

  •
  Senior Vice President, National Distribution (Sean F. Griffin).

Compensation Program Highlights

        Our executive compensation program incorporates the following best practices:

  •
  Approximately 50% of total target compensation for our executives is performance-based and can be earned only upon the achievement of challenging corporate, divisional and individual goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

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  The compensation of our executives differs based on individual experience, role and responsibility and performance.

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  Portions of our incentive compensation are earned over different and overlapping time periods, ensuring that performance is not maximized during one period at the expense of other periods.

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  Significant amounts of each Named Executive Officer's compensation are at risk of forfeiture in the event of conduct detrimental to us, termination of employment prior to vesting or a material negative restatement of our financial condition or operating results.

  •
  We have a recoupment (clawback) policy applicable to our executive officers, including our Named Executive Officers, which provides that if we restate all or a portion of our financial statements within two years of filing the financial statements all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 may be recouped by us in the sole discretion of the Board.

  •
  We have stock ownership guidelines for directors, Named Executive Officers and our other executive officers.

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  Our executives participate in the same retirement, health, welfare and other benefits programs as all of our other corporate executives. There are no supplemental executive retirement plans or other special benefits or material perquisites established exclusively for the benefit of the Named Executive Officers.

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  We conduct an annual review and assessment of potential compensation-related risks in our programs. Based on this assessment, we have concluded that our compensation programs do not encourage behaviors that would create risks reasonably likely to have a material adverse effect on the Company.

  •
  We have not repriced equity awards.

  •
  The Compensation Committee is solely comprised of independent directors.

  •
  Our Compensation Committee is advised by Steven Hall & Partners, an independent compensation consultant. The consultant is retained by the Committee directly and performs no other consulting or other services for the Company.

2011 Developments

        Our executive compensation program for fiscal 2011 was substantially similar to the program for fiscal 2010, with the addition of a performance share and performance unit award made to Mr. Spinner, as further described under Components of our Executive Compensation Program—Long-Term Equity-Based Incentive Program.

Executive Compensation Program Philosophy

        Our executive compensation program is designed to:

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  Attract individuals with the skills necessary for us to achieve our business plan;

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  Motivate our executive talent;

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  Reward our executives fairly over time for performance that enhances stockholder value; and

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  Retain those individuals who continue to perform at or above the levels that are deemed necessary to ensure our success.

        Our compensation program is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit. The program links rewards, including both short-term and long-term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by our Compensation Committee.

        In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders through equity-based opportunities.

        The program is designed to provide executives with economic and personal goals which seek to drive performance in specific areas of concentration. These goals meet the requirements of our short-term and long-term business strategies and are aligned with the interests of our stockholders. In addition, our program is designed to balance our growth strategies with a managed approach to risk tolerance.

How We Make Decisions Regarding Executive Pay

        The Compensation Committee, management and the Compensation Committee's independent compensation consultant each play a role in designing the compensation program and determining performance levels and associated payouts. The role of the Compensation Committee, management and the independent compensation consultant are carefully determined to reflect best corporate governance practices.

Role of the Compensation Committee

        The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to the compensation philosophy. The Compensation

Committee establishes company-wide, division-level and individual performance goals for the Named Executive Officers. The Compensation Committee also evaluates corporate and individual performance and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to the compensation of our Chief Executive Officer and other executive officers.

        As part of the compensation approval process for our executive officers, other than our Chief Executive Officer, the Compensation Committee considers the views and recommendations of management and its independent compensation consultant as described in greater detail below.

Role of the Management

        Our President and Chief Executive Officer along with our Chief Human Resources and Sustainability Officer and Chief Financial Officer provide the Compensation Committee with an assessment of our corporate performance and of other executive officers performance, and make recommendations for the compensation of other executive officers based on our corporate performance. Additionally, our President and Chief Executive Officer, our Chief Human Resources and Sustainability Officer, and our Chief Financial Officer discuss with the Compensation Committee management's internal projections with respect to a variety of performance metrics and operations goals for the next fiscal year. Other members of management assist the Compensation Committee on an as needed basis.

        No executive officer makes any decision on any element of his or her own compensation.

Role of Independent Compensation Consultant

        The Compensation Committee has retained Steven Hall & Partners ("Consultant"), a nationally recognized executive compensation consultant, as its compensation consultant to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters.

        The Consultant provided the Compensation Committee with an overview of comparative market data and also provided the Compensation Committee with advice throughout the 2011 fiscal year on new issues and developments regarding executive compensation and related disclosures. The Compensation Committee has retained the Consultant to assist in designing and establishing our executive compensation program for fiscal 2012. In the future, the Compensation Committee may retain the Consultant or other similar consultants.

        The Consultant does not provide any other services to the Company.

Competitive Marketplace Assessment

        In making compensation decisions, the Compensation Committee periodically reviews the compensation packages for officers in like positions with similar responsibilities at organizations similar to ours. In setting the Named Executive Officers' compensation for fiscal 2011, at the request of the Compensation Committee, the Consultant conducted a review of the comparator group referenced by the Compensation Committee when evaluating pay levels. In selecting appropriate comparators, the Compensation Committee considered a number of factors, including similarities in industry, size, and operating margins.

        Following an extensive review, the following twelve companies were selected by the Compensation Committee as appropriate comparators: Core-Mark Holding Company, Inc., Dean Foods Company, Del Monte Foods Company, Green Mountain Coffee Roasters, Inc., The Hain Celestial Group, Inc., Nash Finch Company, Perrigo Company, Ruddick Corporation, The J.M. Smucker Company, Spartan Stores, Inc., United Stationers, Inc. and Whole Foods Market, Inc. In addition to compensation levels, the Compensation Committee also reviewed program designs for these companies, including an assessment of pay vehicles and performance metrics.

        We do not benchmark compensation in the traditional manner. In general, the Compensation Committee references the median of the competitive compensation marketplace, but market data is only one factor among many considered by the Compensation Committee when making determinations regarding executive compensation. Other factors considered include individual performance, scope of responsibilities, tenure, criticality of the position, retention concerns and the need to recruit new officers.

Components of our Executive Compensation Program

        Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our compensation program in fiscal 2011 were:

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  Base salary;

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  Performance-based annual cash incentives;

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  Long-term equity-based incentive awards in the form of stock options, restricted stock units and, in certain instances, performance-based share and unit awards; and

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  Other compensation and benefits including minimal perquisites and participation in the Deferral Plans (as described below) as well as participation in benefit plans generally available to all of our employees, such as participation in the Company's 401(k) plan and ESOP.

Pay Mix

        When setting targeted total compensation for fiscal 2011, our Compensation Committee determined that target cash compensation should comprise approximately 50% of our Named Executive Officer's total target compensation, with base salary contributing approximately 67% and performance-based cash incentives contributing approximately 33% to targeted cash compensation. The Compensation Committee believes that equity should also comprise a significant portion of the Named Executive Officers' compensation to more closely align our Named Executive Officers' interests with those of our stockholders.

Base Salary

        As described above, our Compensation Committee is responsible for setting base salaries for our Named Executive Officers. Base salaries provide a fixed rate of pay designed to compensate executives for day-to-day responsibilities and are established based on the scope of their respective responsibilities, competitive market conditions, individual performance and tenure.

        Base salaries are generally reviewed annually in the first quarter of each fiscal year, but may be adjusted from time to time to realign salaries with market levels, taking into account the Named Executive Officer's responsibilities, performance, experience and proven capability.

        The table below reflects the fiscal 2010 and fiscal 2011 base salaries for the Named Executive Officers, and the percentage change in base salaries between those two periods:

Named Executive Officer	Fiscal 2010 Base Salary(1)	Fiscal 2011 Base Salary(2)	Percentage Change

Steven L. Spinner	$775,000	$798,250	3.0%

Mark E. Shamber	$350,000	$360,500	3.0%

Joseph J. Traficanti	$315,000	$336,000	6.7%

David A. Matthews	$275,000	$250,000	(9.1%)

Sean F. Griffin	$335,000	$345,050	3.0%

(1)
For each Named Executive Officer, fiscal 2010 base salaries were effective as of August 2, 2009.

(2)
For each Named Executive Officer other than David A. Matthews, fiscal 2011 Base Salaries were effective as of August 1, 2010. Joseph J. Traficanti's annual salary was increased from $315,000 to $336,000 in recognition of additional duties assumed related to risk management and safety. David A. Matthews' annual salary was decreased from $275,000 to $250,000 concurrent with his transfer from Eastern Region President to President of UNFI International in September 2010.

Performance-Based Annual Cash Incentive Compensation

        Our Compensation Committee is responsible for setting performance-based annual cash incentive compensation. Receipt of this compensation is contingent upon satisfaction of individual and division-level or Company-wide financial and operational performance metrics established by our Compensation Committee together with specific goals tied to individual performance. The factors considered by the Compensation Committee in setting this compensation vary depending on the individual executive, but generally relate to strategic projects or financial factors such as net sales, gross margin, operating income and other measures of our profitability.

        Minimum Performance Hurdle.    For the 2011 fiscal year, the performance goals for the Named Executive Officers required that at a minimum, we achieve earnings before interest and taxes of $126.1 million. If this threshold was not achieved, the Named Executive Officers, as well as all other executive officers and employees, would not have been eligible to receive an annual performance-based cash incentive, regardless of performance or achievement of other performance objectives.

        Annual Incentive Targets.    As discussed in more detail below, for the Named Executive Officers, the targeted annual cash award for the 2011 fiscal year ranged from 30% of the officer's base salary for "standard" performance to 50% of the officer's base salary for "superior" performance and 100% of the officer's base salary for "outstanding" performance.

        In setting the performance targets, the Compensation Committee considered historic levels of performance for those categories and based the performance metric on results that were improvements over the prior year's results. Furthermore, in establishing the intended degree of difficulty of the payout levels for each performance metric, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives in order for meaningful payouts to occur. The Compensation Committee believed that the targets related to "standard" performance were highly achievable in light of budgeted expectations, but the payouts for "superior" performance and "outstanding" performance each required significant improvement over the prior year's comparable performance. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. The performance targets selected by the Committee for fiscal 2011 included, among others, the following:

	Applicable Targets

Performance Measures	Standard	Superior	Outstanding	Actual Performance

Consolidated earnings before interest and taxes	$126,100,000	$137,200,000	$144,000,000	$136,063,000

Return on invested capital	10.69%	10.74%	10.79%	10.65%

Consolidated earnings per diluted share	$1.66	$1.70	$1.74	$1.68

Free cash flow from operations	$35,000,000	$50,000,000	$60,000,000	$9,065,000

Manage legal expenses	$1,900,000	$1,800,000	$1,700,000	$2,587,000

Reduction in workers compensation expense	1.24%	1.17%	1.10%	1.17%

Service to inventory metric, which is a combined measurement of inventory levels as measured in days on hand and out-of-stock levels	0.00	5.00	10.00	5.69

Reduction in distribution expense as a percentage of net sales	0.18%	0.23%	0.28%	0.00%

        In addition to the above-listed performance targets, certain of the Named Executive Officers had other performance goals that were specific to the individual for fiscal 2011 that are described in more detail below.

        Determination of Annual Incentive Plan Payouts.    The Compensation Committee reviews the performance of each Named Executive Officer during the performance period and determines the level of performance-based compensation, if any, to be awarded to each Named Executive Officer. This amount may not exceed the target for "outstanding" performance. However, the Compensation Committee may, in its discretion, award an amount less than an amount attributable to a certain level of performance that was attained.

        The actual amount to be earned by the Named Executive Officer is determined and paid in a single lump sum in the first quarter of the fiscal year following the fiscal year in which the award is earned by the Named Executive Officer, unless the executive has previously elected to defer such compensation into the Deferral Compensation Plan.

        While no targets were modified for the fiscal 2011 performance-based cash incentive payments, the Compensation Committee did approve the adjustment of our actual results for certain significant events including non-recurring expenses and restructuring efforts during fiscal 2011. As a result, our earnings before interest and taxes of $130.2 million and earnings per diluted share of $1.60 based on our fiscal 2011 consolidated financial statements were adjusted to $136.1 million and $1.68 per diluted share, respectively.

        The total performance-based annual incentive award targeted for and earned by each of the Named Executive Officers for 2011 fiscal year performance, and the percentage of that amount to the Named Executive Officer's fiscal 2011 base salary and targeted award is set forth in the following table:

	Performance-Based Annual Incentive Payment		Actual Performance-Based Annual Incentive Payment

Named Executive Officer	Target	Actual	As a Percentage of Base Salary	As a Percentage of Target

Steven L. Spinner	$798,250	$283,219	35.48%	35.48%

Mark E. Shamber	$360,500	$100,868	27.98%	27.98%

Joseph J. Traficanti	$336,000	$80,908	24.08%	24.08%

David A. Matthews	$254,167	$189,939	74.73%	74.73%

Sean F. Griffin	$345,050	$81,466	23.61%	23.61%

        Details regarding the performance targets, the associated levels of performance and actual payout percentage for fiscal 2011 for each of our Named Executive Officers are included below.

Steven L. Spinner

	Annual Incentive Payout as % of Base Salary

Individual Goals	Standard	Superior	Outstanding

Consolidated earnings before interest and taxes	6.0%	15.0%	30.0%

Return on invested capital	4.0%	10.0%	20.0%

Consolidated earnings per diluted share	6.0%	15.0%	30.0%

UNFI Canada projects including expansion by acquisition and increases in operating income	2.0%	5.0%	10.0%

Development of national platform for supply chain and operations units	2.0%	5.0%	10.0%

Total:	20%	50%	100%

Mark E. Shamber

	Annual Incentive Payout as % of Base Salary

Individual Goals	Standard	Superior	Outstanding

Consolidated earnings before interest and taxes	6.0%	15.0%	30.0%

Return on invested capital	4.0%	10.0%	20.0%

Consolidated earnings per diluted share	6.0%	15.0%	30.0%

Free cash flow from operations	2.0%	5.0%	10.0%

Implementation of nationalized payroll platform and conversion of a division's primary financial reporting package	2.0%	5.0%	10.0%

Total:	20%	50%	100%

Joseph J. Traficanti

	Annual Incentive Payout as % of Base Salary

Individual Goals	Standard	Superior	Outstanding

Consolidated earnings before interest and taxes	6.0%	15.0%	30.0%

Return on invested capital	6.0%	15.0%	30.0%

Manage legal expenses	4.0%	10.0%	20.0%

Reduction in workers compensation expense	2.0%	5.0%	10.0%

Development of policies and procedures related to our national food safety and quality assurance platform	2.0%	5.0%	10.0%

Total:	20%	50%	100%

David A. Matthews

	Annual Incentive Payout as % of Base Salary

Individual Goals	Standard	Superior	Outstanding

Consolidated earnings before interest and taxes	4.0%	10.0%	20.0%

Return on invested capital	1.0%	2.5%	5.0%

UNFI Canada's earnings before interest and taxes(1)	12.0%	30.0%	60.0%

United States net sales for export(1)	3.0%	7.5%	15.0%

Total:	20%	50%	100%

(1)
In setting the performance metrics applicable to Mr. Matthews based on the performance of our UNFI Canada division and our United States-based international sales, the Compensation Committee considered historic levels of performance for those categories and based the performance metric on results that were improvements over the prior year's results (extrapolated for a full fiscal year for UNFI Canada earnings before interest and taxes). We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. Of the two performance metrics that we have not disclosed targets for with respect to Mr. Matthews, he achieved the "outstanding" performance level for the metric tied to our Canadian division's earnings before interest and taxes and achieved the "standard" performance level for the metric tied to net sales for export.

Sean F. Griffin

	Annual Incentive Payout as % of Base Salary

Individual Goals	Standard	Superior	Outstanding

Consolidated earnings before interest and taxes	6.0%	15.0%	30.0%

Return on invested capital	6.0%	15.0%	30.0%

Service to inventory metric, which is a combined measurement of inventory levels as measured in days on hand and out-of-stock levels	3.0%	7.5%	15.0%

Reduction in distribution expense as a percentage of net sales	3.0%	7.5%	15.0%

Improving gross margin to 18.7%, implementing program to improve gross margin reporting, and generating $5 million in Clearvue marketing revenues	2.0%	5.0%	10.0%

Total:	20%	50%	100%

Long-term Equity-Based Incentive Program

        Our core long-term incentive program in fiscal 2011 consisted of two elements: restricted stock units and stock options. In fiscal 2011, these long-term equity-based incentives were generally delivered to our Named Executive Officers as follows:

  —
  20% of the value of their long-term equity-based incentive awards in stock options; and

  —
  80% of the value of their long-term equity-based incentive awards in restricted stock units.

        We believe that stock options and restricted stock units provide the Named Executive Officers with an incentive to improve our stock price performance and a direct alignment with stockholders' interests, as well as a continuing stake in our long-term success. In addition, because these equity awards vest ratably over time, we believe these awards provide strong incentives for the executives to remain employees of ours.

        All of our equity awards are made pursuant to plans that have been approved by stockholders.

        Timing of Awards.    The Compensation Committee generally makes equity-based grants in September of each year when the Compensation Committee also approves changes to our executive officers' annual base salaries, if any, but after we have publicly released our preliminary results of operations for the recently completed fiscal year.

        Determinations of Awards.    The Compensation Committee reviews and approves annual equity-based awards for all of our eligible employees, including our Named Executive Officers. The Compensation Committee has previously adopted a method of determining award calculations based on percentages of base salary and performance-based compensation during the prior fiscal year dependent on the eligible employee's position within the company. The Compensation Committee may disregard these guideline ranges for an employee, including a Named Executive Officer, upon a determination that other factors should result in an equity award that exceeds or is less than the specified range based on the executive's position with us, although it has never done so. These factors may include consideration of competitive compensation data, a recent change in assigned duties, retention considerations or the historical performance of the executive. The Compensation Committee also considers the recommendations of members of senior management with respect to the mix of stock options and restricted stock units.

        Similar to fiscal 2010, the Compensation Committee approved a total equity incentive award with a value equal to the sum of the Named Executive Officer's base salary and 50% of the performance-based annual incentive award earned by the executive for the previous fiscal year's performance.

        Options.    For the 2011 fiscal year, the Compensation Committee awarded stock option grants to our Named Executive Officers pursuant to the Company's 2002 Stock Incentive Plan. The grants were approved on September 10, 2010, following the September 8, 2010 release of our 2010 fiscal year results of operations. These stock options have exercise prices equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The stock options vest in four equal annual installments beginning on the first anniversary of the date of grant and are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in 2011.

        Restricted Stock Units.    We also awarded restricted stock units to our Named Executive Officers pursuant to the Company's 2004 Equity Incentive Plan on September 10, 2010. The restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant and are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in 2011.

        Performance Shares and Performance Units.    On March 14, 2011, the Compensation Committee granted Mr. Spinner a target award of 25,000 performance shares and 12,500 performance units, which would vest upon the Company achieving certain levels of earnings before interest and taxes and return on invested capital for the final six fiscal monthly periods of our fiscal year. To the extent that our performance exceeded the targets presented for the performance period ending July 30, 2011, up to an additional 25,000 performance shares and an additional 12,500 performance units with immediate vesting could be awarded. The targets to achieve vesting on 25,000 of the performance shares and 12,500 performance units were earnings before interest and taxes of $75.8 million and return on invested capital of 11.38%. For Mr. Spinner to achieve vesting on 50,000 performance shares and 25,000 performance units, the maximum possible under the grant, the Company needed to earn at least $82.6 million in earnings before interest and taxes with a return on invested capital of at least 11.72%. In the event that our earnings before interest and taxes or return on invested capital for the performance period were less than the targeted amounts of $75.8 million and 11.38%, respectively, Mr. Spinner could earn a lesser percentage of the award than the targeted amounts. The minimum earnings before interest and taxes required for the performance period in order for Mr. Spinner to have the opportunity to earn a portion of the award was $64.7 million. The minimum return on invested capital required for Mr. Spinner to have an opportunity to earn a portion of the award was 11.84%.

        On September 6, 2011, the Compensation Committee determined that the Company's earnings before interest and taxes for the final six fiscal months of fiscal 2011 was $68.3 million and return on invested capital for the same period was 8.95%. These results were adjusted to exclude $5.8 million of the expenses associated with the restructuring of our conventional non-food and general merchandise lines of business, to include $0.7 million which was received through vendor discounts in previous fiscal years but was converted to interest income in the current year and to exclude the impact of our secondary public offering on our current liabilities. As adjusted, the Company's earnings before interest and taxes and return on invested capital for the six fiscal month period ended July 30, 2011 was $74.8 million and 11.25%, respectively. Upon comparing actual performance, adjusted as noted above, against the performance targets previously established by the Compensation Committee as discussed above, the Compensation Committee approved the vesting of 18,924 of the performance shares for Mr. Spinner, and forfeiture of the remaining target performance shares and all the target performance units, both effective as of the last day of the performance period.

Other Compensation and Benefits

        Our Named Executive Officers are eligible for the same level and offering of benefits that we make available to other employees, including our ESOP, 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, our Named Executive Officers are eligible to participate in the Deferral Plans. We provide our Named Executive Officers with the ability to defer compensation as a competitive pay practice so they may save in a non-qualified retirement plan in amounts greater than the amount permitted to be deferred under our 401(k) Plan. For a description of the Deferral Plans, see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2011 below. We do not have any defined benefit pension plans available to our Named Executive Officers.

        Perquisites and Other Benefits.    We provide certain Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer's total compensation and includes, for certain Named Executive Officers, contributions to our defined contribution plan, automobile allowances, corporate housing and commuting air travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.

Fiscal 2012 Compensation Changes

        For fiscal 2012, the Compensation Committee has made modifications to the Company's compensation program in an effort to even more closely align the Named Executive Officers' compensation with the interests of the Company's stockholders. While the components of the Company's compensation program remain base salary, performance-based annual cash incentive compensation, long-term equity-based incentive compensation and other compensation and benefits, some of the elements of these broader components have been changed for fiscal 2012.

        Base salary.    Base salary remains an important component of a Named Executive Officer's total compensation and for fiscal 2012, base salaries are generally targeted in the second quartile (25th to 50th percentiles) of the Company's comparator group identified above. Fiscal 2012 base salaries for each of the Company's Named Executive Officers, other than Sean Griffin, have been increased 3% over fiscal 2011 levels. Mr. Griffin's base salary for fiscal 2012 is up 20% over his fiscal 2011 base salary in response to findings from the Compensation Committee's compensation consultant that his unique role was determined to be below our targeted second quartile levels. Set out below are the fiscal 2011 and fiscal 2012 base salaries for the Named Executive Officers and the percentage change between the periods:

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary	Percentage Change

Steven L. Spinner	$798,250	$822,200	3%

Mark E. Shamber	$360,500	$371,315	3%

Joseph J. Traficanti	$336,000	$346,080	3%

David A. Matthews	$275,000	$283,250	3%

Sean F. Griffin	$345,050	$415,000	20%

        Performance-based Annual Cash Incentive Compensation.    For fiscal 2012, annual performance-based cash incentive awards for the Company's Named Executive Officers will be determined using a two-step process. First, an annual incentive plan pool will be established if (i) the Company's ratio of total debt to earnings before interest, taxes and depreciation does not exceed 3.0 and the Company is in compliance with its debt covenants and (ii) one or more of the Company's revenue, earnings per diluted share or working capital levels exceed certain targeted amounts. If these threshold conditions are met, the annual incentive pool will be funded and thereafter distributed among the participants, including the Named Executive Officers, based upon the individuals' respective achievements with respect to their annual incentive goals. These individual annual incentive goals differ for each participant based on their respective areas of responsibility, but generally include one or more company-level financial goals including earnings per diluted share, earnings before interest and taxes, free cash flow from operations, return on invested capital and revenue (the "Financial Goals") and one or more strategic goals tailored for each executive and his or her responsibilities (the "Strategic Goals"). For the Named Executive Officers, the Financial Goals make up 80% of each officer's targeted performance-based annual incentive compensation and the Strategic Goals make up the remaining 20%. Set forth below is the amount of annual incentive compensation, expressed as a percentage of base salary, that each Named Executive Officer could earn based on "threshold," "target," and "maximum" fiscal 2012 performance:

	Annual Incentive Payout as a % of Base Salary

Named Executive Officer	Threshold	Target	Maximum

Steven L. Spinner	35%	75%	150%

Mark E. Shamber	35%	75%	150%

Joseph J. Traficanti	25%	50%	100%

David A. Matthews	25%	50%	100%

Sean F. Griffin	35%	75%	150%

        Long-Term, Equity-Based Incentive Compensation.    For fiscal 2012, the Compensation Committee has determined to add a performance-based restricted stock unit component to the Company's long-term, equity-based compensation. Accordingly, for fiscal 2012, the Company's Named Executive Officers have been awarded a mixture of time-vested stock options and restricted stock units and performance-based vesting restricted stock units. Each Named Executive Officer will be able to earn a targeted award equal to the sum of 125% of the executive's base salary for fiscal 2012 and 50% of the actual performance-based annual cash incentive paid to the executive for fiscal 2011 performance. The time-vested stock options will account for 30.33% of the total targeted dollar value of the award, the time-vested restricted stock units will account for 36.33% of the total targeted dollar value of the award and the performance-vested restricted stock units will account for 33.34% of the total targeted dollar value of the award. The time-vested stock options and time-vested restricted stock units will vest 25% per year over four years, and in the case of the stock options, have an exercise price equal to the fair market value of the Company's common stock on the date of grant. The performance-vested restricted stock units have a performance period of two years, and will only vest upon the achievement of an equally weighted predetermined level of return on capital for the Company's fiscal year ended August 3, 2012 and relative total stockholder return versus the Company's comparator group. The actual number of shares of common stock that a Named Executive Officer may receive on account of the performance-vested restricted stock units ranges from 0% of the targeted award to 200% of the targeted award.

        In addition to the above-described, long-term, equity-based compensation, Mr. Spinner also has been awarded an additional performance-based restricted share and stock unit award for fiscal 2012. Effective September 12, 2011, the Compensation Committee granted Mr. Spinner an award of 25,000 performance shares and 12,500 performance units. The vesting of these performance shares and performance units are subject to the Company' attainment of certain levels of earnings before interest and taxes and return on invested capital for the performance period from July 31, 2011 through July 28, 2012. The actual number of performance shares and performance units that vest can range from 0% to 200% of the 37,500 granted.

        Benefits and Other Compensation.    There have been no material changes to the benefits and other compensation for the Named Executive Officers for fiscal 2012.

Other Programs, Policies and Considerations

Potential Impact on Compensation from Executive Misconduct

        If the Board determines that a Named Executive Officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the Named Executive Officer that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Recoupment (Clawback) Policy

        We have adopted a recoupment policy applicable to our executive officers, including our Named Executive Officers, which provides that if we restate all or a portion of our financial statements within two years of filing the financial statements with the SEC, our Board or the Compensation Committee will, to the extent permitted by law, as it deems appropriate in its sole discretion require reimbursement of all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 to any executive officer or other officer covered by this policy. Our Board, or the Compensation Committee, also has the right in the event of such a restatement to cause the cancellation of equity-based incentive or bonus awards that had been granted to these individuals and to, in certain circumstances, seek reimbursement of any gains realized on the exercise of stock options or sales of shares of stock or payments received on account of restricted stock units or other awards payable in cash, in either case attributable to any awards that formed all or a portion of such bonus or incentive award.

Policy on Gross Up Payments in Connection with a Change in Control

        On December 8, 2010, the Compensation Committee adopted a formal policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control. On the same date, we entered into amendments to the change in control agreement with each of Messrs. Spinner, Traficanti and Shamber to eliminate such "gross up" payments. As a result, none of our executives is a party to an agreement providing for "gross up" payments for excise taxes imposed upon termination following a change in control.

Stock Ownership Guidelines

        The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and our stockholders. A meaningful ownership stake by our Named Executive Officers demonstrated to our stockholders a strong commitment to the Company's success. Accordingly, the Compensation Committee established a policy that requires our Named Executive Officers and other senior officers to hold shares of stock in the Company in an amount that is determined in accordance with the same formula described above under DIRECTOR COMPENSATION—Stock Ownership Requirement, except that each Named Executive Officer's minimum share ownership level is based on equity grants made to such Named Executive Officer. The executive officers must maintain the minimum share holdings for as long as they are employed by the Company and serving as an Executive Officer. Executive officers, including Named Executive Officers, who served as executive officers in or prior to fiscal year 2004, when this requirement was instituted, were required to attain this level of stock ownership within three years. Executive officers, including Named Executive Officers, who were hired after fiscal year 2004, are required to attain this level of stock ownership within five years following their appointment as an executive officer.

Tax Deductibility of Compensation

        When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to the executive. Internal Revenue Code Section 162(m) limits to $1 million the annual tax dedication for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as "performance-based compensation" (as defined in Internal Revenue Code Section 162(m)) is deductible. The Compensation Committee considers these requirements and attempts to ensure that both cash and equity components of the Named Executive Officers' total compensation are tax deductible for the Company, to the maximum extent possible, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. However, our performance-based cash incentive plans have not historically been considered stockholder approved and therefore an award made under those plans to our Chief Executive Officer or any of our other three highest paid executive officers has not in the past been deducted by the Company to the extent that the officer's total compensation not exempt from the Section 162(m) limitation for the fiscal year in which the award was made exceeded $1,000,000. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs and the possibility of structuring a cash-based incentive program that would qualify as performance-based for purposes of Section 162(m) of the Code.

Employment Agreements

        We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that, generally, employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry. We did, however, enter into an offer letter with Steven L. Spinner, our current President and Chief Executive Officer, that sets forth certain terms of Mr. Spinner's employment with us, and the Compensation Committee and our Board have approved our entering into severance agreements and change in control agreements with our executive officers. We may enter into employment agreements with executive officers in the future if the Compensation Committee determines that such arrangements are in our best interest at that time.

Severance Agreements

        We are currently a party to severance agreements with all of our Named Executive Officers except Mr. Griffin. Each of the currently effective severance agreements includes confidentiality, non-competition and intellectual property assignment provisions. Outside the context of a Change in Control, if we terminate any of our Named Executive Officers for any reason other than Cause, death, or disability or such Named Executive Officer resigns for Good Reason, we would be required to pay to the executive (i) his base salary, as in effect as of the termination date of his employment, and (ii) provide certain medical benefits in each case for a period of one year following such termination. If we terminate Mr. Spinner without Cause, his agreement also requires us to pay (i) a pro rata portion of the bonus to which he would have been entitled for the year in which he was terminated, and (ii) an amount equal to the pro rata portion of his unvested balance in the ESOP, which would vest on the first anniversary of the date of Mr. Spinner's termination. If we terminate Mr. Spinner without Cause, a pro rata portion of the stock options awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock or restricted stock units granted to Mr. Spinner that would have had any restrictions thereon removed or vested on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in either case, have any restrictions thereon removed or become vested, as the case may be. All such payments and vesting will be prorated based on the number of full calendar months that Mr. Spinner was employed as our President and Chief Executive Officer during the fiscal year in which he resigned or was terminated. In addition, if any of these severance payments cause Mr. Spinner to be subject to an excise tax under Section 4999 of the Code, we would be required under the terms of our severance agreement with him to reimburse to Mr. Spinner an amount equal to such excise taxes.

Change in Control Agreements

        We are a party to change in control agreements with all of our Named Executive Officers and certain other executive officers. Given the fact that we do not have employment agreements with our Named Executive Officers, the Compensation Committee believes that the protections afforded in the severance agreements and change in control agreements, as applicable, are reasonable and are an important element in retaining executive officers. Under the terms of the change in control agreements, benefits to be paid upon a change in control are "double trigger," which requires both a Change in Control and a termination of the Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the Named Executive Officer for Good Reason within one year of the date of the Change in Control.

        In the event of either a termination of a Named Executive Officer for a reason other than Cause, death or disability or his resignation for Good Reason within one year of the date of a Change in Control, the Named Executive Officer would be entitled to receive a lump sum payment equal to (i) a multiple of his base salary (multiple of 3, 2.99, 2.99, 1.5 and 1.5 for Messrs. Spinner, Shamber, Traficanti, Matthews and Griffin, respectively), as in effect at that time of his termination of employment, (ii) the average annual bonus paid to the executive for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by us for three years as of such date, or, if he has not yet been awarded an annual bonus for the previously completed year as of such termination date, then his target bonus for such year shall be included in the average), (iii) the pro rata portion of the target bonus for the fiscal year in which such termination or resignation occurred, and (iv) an amount equal to his unvested account balance in the ESOP. In addition, all of the executive's then outstanding but unvested equity awards will vest and, if applicable, become exercisable as of the date of termination or resignation. We will also be required to continue to provide each executive with medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). In establishing the multiples of base salary and bonus that a terminated Named Executive Officer would be entitled to receive following his or her termination without Cause or for Good Reason, either before or within one year following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without cause or be forced to resign for Good Reason following a Change in Control.

        For purposes of the severance agreements and change in control agreements described above, the terms "Cause", "Good Reason" and "Change in Control" shall have the meanings set forth below.

        "Cause" means (1) conviction of the executive under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the executive's personal enrichment at the material expense of the Company or its reputation, or (3) any violation of the executive's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of the confidentiality and non-competition restrictions contained in the severance agreements and change in control agreements.

        "Good Reason" means, without the executive's express written consent, the occurrence of any one or more of the following: (1) the assignment of the executive to duties materially adversely inconsistent with his current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the executive; (2) a material reduction in the executive's title, executive authority or reporting status; (3) a relocation more than 50 miles from the Company's offices in Providence, Rhode Island; (4) a reduction by the Company in the executive's base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits under the severance or change in control agreement when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five days of receipt of notice from the executive; (5) failure to include the Named Executive Officer in any new employee benefit plans proposed by the Company or a material reduction in the executive's level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not give rise to a "Good Reason" termination; or (6) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the severance agreement or change in control agreement, as the case may be.

        "Change in Control" means the happening of any of the following:

  •
  any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

  •
  approval by the stockholders of the Company of a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

  •
  the purchase of 30% or more of the Company's stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates.

 COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended July 30, 2011.

James P. Heffernan, Chair Joseph M. Cianciolo Gail A. Graham Peter Roy

        The foregoing Report of the Compensation Committee shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, regardless of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—Fiscal Years 2009-2011

        The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year; (iii) the change in pension value and non-qualified deferred compensation earnings during the fiscal year; (iv) all other compensation for the year; and (v) the dollar value of total compensation for the fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings(3)	All Other Compensation		Total

Steven L. Spinner	2011	$797,803	$—	$2,378,538	$187,380	$283,219	$1,526	$86,634	(4)	$3,735,100
President and	2010	775,000	—	789,774	189,634	456,320	211	80,095		2,291,034
Chief Executive Officer	2009	682,596	—	1,882,940	207,996	424,390	—	41,987		3,239,909

Mark E. Shamber	2011	360,298	—	363,069	84,722	100,868	698	16,739	(5)	926,394
Senior Vice President,	2010	343,885	—	300,810	72,227	207,305	247	9,014		933,488
Chief Financial Officer	2009	297,000	—	265,032	62,399	157,974	391	6,950		789,746
and Treasurer

Joseph J. Traficanti	2011	335,096	—	327,474	76,387	80,909	—	24,363	(6)	844,229
Senior Vice President,
General Counsel, Chief
Compliance Officer
and Corporate Secretary

David A. Matthews	2011	254,327	—	289,167	67,524	189,939	—	21,600	(7)	822,557
President of UNFI
International

Sean F. Griffin	2011	344,857	—	300,015	70,057	81,466	769	12,863	(8)	810,027
Senior Vice President,
National Distribution

(1)
Represents the full grant date fair value of awards of restricted stock units and stock options, and, with respect to Mr. Spinner, performance shares and performance share units, computed under ASC 718 granted to the Named Executive Officers during the fiscal year indicated. Generally, the grant date fair value is the amount that the Company would record as compensation expense in its financial statements over the award's vesting schedule, excluding the impact of service-based forfeiture assumptions. These amounts do not reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended July 30, 2011 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The maximum potential grant date value of Mr. Spinner's award of performance shares and performance share units for fiscal 2011, 2010 and 2009 was $3,152,250, $0 and $1,999,000, respectively.

(2)
Amounts shown for fiscal 2011 reflect payments under our 2011 Senior Management Cash Incentive Plan. For a discussion regarding the 2011 Senior Management Cash Incentive Plan, see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Performance-Based Cash Incentive Compensation.

(3)
Amounts reported in this column represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 3.86%. These amounts as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal 2011 are included in the table included under Nonqualified Deferred Compensation—Fiscal 2011 under the column "Aggregate Earnings in Last Fiscal Year".

(4)
Represents our contributions to a 401(k) account ($8,674), an automobile allowance ($4,800), an allowance for living expenses while in the area of our Corporate Headquarters in Providence, Rhode Island ($37,200), an amount received to "gross up" the two preceding benefits to offset the related tax obligations ($20,534), an allocation of shares under our ESOP ($8,674), our contributions to a 401(k) account ($8,086) and the provision of air travel from Mr. Spinner's home in Virginia to our Corporate Headquarters ($7,340).

(5)
Represents an allocation of shares under our ESOP ($8,674) and our contributions to a 401(k) account ($8,065).

(6)
Represents an allocation of shares under our ESOP ($8,674), our contributions to a 401(k) account ($8,520) and the provision of air travel from Mr. Traficanti's home in Virginia to our Corporate Headquarters ($7,169).

(7)
Represents an allocation of shares under our ESOP ($8,674), our contributions to a 401(k) account ($7,731) and the provision of air travel from Mr. Matthew's home in Virginia to our Canadian facilities ($5,195).

(8)
Represents an allocation of shares under our ESOP ($5,497) and our contributions to a 401(k) account ($7,366).

 Grants of Plan-Based Awards in Fiscal 2011

        The following table provides information about plan-based awards granted to the Named Executive Officers during the fiscal year ended July 30, 2011. Grants of stock options were made under the 2002 Stock Incentive Plan. Grants of restricted stock units, performance shares and performance share units were made under the 2004 Plan.

GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units ($)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Option Awards: Number of Securities Underlying Options (#)(4)
										Exercise or Base Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Steven L. Spinner	9/10/2010	—	—	—	—	—	—	—	17,760	$33.90	187,380
	9/10/2010	—	—	—	—	—	—	23,670	—	—	802,413
	3/14/2011	—	—	—	—	37,500	75,000	—	—	—	3,152,250	(7)
	N/A	159,650	399,125	798,250	—	—	—	—	—	—	—

Mark E. Shamber	9/10/2010	—	—	—	—	—	—	—	8,030	$33.90	84,772
	9/10/2010	—	—	—	—	—	—	10,710	—	—	363,069
	N/A	72,100	180,250	360,500	—	—	—	—	—	—	—

Joseph J.	9/10/2010	—	—	—	—	—	—	—	7,240	$33.90	76,387
Traficanti	9/10/2010	—	—	—	—	—	—	9,660	—	—	327,474
	N/A	67,200	168,000	336,000	—	—	—	—	—	—	—

David A.	9/10/2010	—	—	—	—	—	—	—	6,400	$33.90	67,524
Matthews	9/10/2010	—	—	—	—	—	—	8,530	—	—	289,167
	N/A	50,833	127,083	254,167	—	—	—	—	—	—	—

Sean F. Griffin	9/10/2010	—	—	—	—	—	—	—	6,640	$33.90	70,057
	9/10/2010	—	—	—	—	—	—	8,850	—	—	300,015
	N/A	69,010	172,525	345,050	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under the Company's 2011 Senior Management Cash Incentive Plan for the fiscal year ended July 30, 2011 for "standard", "superior" and "outstanding" performance. Actual amounts paid in September 2011 for these incentives are reflected in the table included under Summary Compensation Table—Fiscal Years 2009-2011 under the column "Non-Equity Incentive Plan Compensation".

(2)
This column shows the number of performance shares and performance units granted in fiscal 2011 to our President and Chief Executive Officer. Vesting of the performance shares and performance units was linked to our attaining certain levels of earnings before interest and taxes (dollars) and return on invested capital for the performance period beginning on January 30, 2011 and ending on July 30, 2011. At the conclusion of the performance period, and based on our actual results measured against the performance measures, 18,924 performance shares vested. The remaining performance shares and all of the performance units were forfeited.

(3)
This column shows the number of restricted stock unit awards granted in fiscal 2011 to the Named Executive Officers. All of the restricted stock unit awards vest in four equal annual installments beginning on the first anniversary of the date of grant.

(4)
This column shows the number of stock options granted in fiscal 2011 to the Named Executive Officers. These options expire ten years from the date of grant and vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(5)
This column shows the exercise price of stock option awards, which was the closing price of the Company's common stock on the grant date.

(6)
This column shows the full grant date fair value of restricted stock unit awards and stock options under ASC Topic 718 granted to the Named Executive Officers in fiscal 2011. Generally, the grant date fair value is the amount that the Company would record as compensation expense in its financial statements over the award's vesting schedule, excluding the impact of service based forfeiture assumptions.

(7)
This amount represents the grant date fair value of awards of performance shares and performance share units calculated as 75,000 shares, the maximum payable under the awards, multiplied by the closing stock price on the date of grant, which was $42.03 per share.

Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of July 30, 2011. This table includes unexercised and unvested stock options and unvested restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Steven L. Spinner	9/16/2008	—	—	—	—	18,000	751,500
	9/16/2008	15,000	15,000	24.54	9/16/2018	—	—
	9/11/2009	—	—	—	—	24,376	1,017,698
	9/11/2009	6,155	18,467	24.30	9/11/2019	—	—
	9/10/2010	—	—	—	—	23,670	988,223
	9/10/2010	—	17,760	33.90	9/10/2020	—	—

Mark E. Shamber	6/23/2003	3,750	—	13.73	6/23/2013	—	—
	12/3/2003	3,750	—	18.66	12/3/2013	—	—
	12/1/2004	5,000	—	28.14	12/1/2014	—	—
	12/8/2005	3,000	—	25.37	12/8/2015	—	—
	1/27/2006	3,000	—	31.67	1/27/2016	—	—
	12/7/2006	6,000	—	36.60	12/7/2016	—	—
	12/6/2007	—	—	—	—	1,800	75,150
	12/6/2007	4,500	1,500	28.32	12/6/2017	—	—
	9/16/2008	—	—	—	—	5,400	225,450
	9/16/2008	4,500	4,500	24.54	9/16/2018	—	—
	9/11/2009	—	—	—	—	9,285	387,649
	9/11/2009	2,344	7,034	24.30	9/11/2019	—	—
	9/10/2010	—	8,030	33.90	9/10/2020	10,710	447,143
	9/10/2010

Joseph J. Traficanti	4/20/2009	—	—	—	—	5,775	241,106
	6/19/2009	4,875	4,875	25.45	6/19/2019	—	—
	9/10/2010	—	—	—	—	9,660	403,305
	9/10/2010	—	7,240	33.90	9/10/2020	—	—

David A. Matthews	6/22/2009	—	—	—	—	4,500	187,875
	6/22/2009	3,250	3,250	25.14	6/22/2019	—	—
	9/10/2010	—	—	—	—	8,530	356,128
	9/10/2010	—	6,400	33.90	9/10/2020	—	—

Sean F. Griffin	1/4/2010	—	—	—	—	7,388	308,449
	1/4/2010	1,847	5,543	27.20	1/4/2020	—	—
	9/10/2010	—	—	—	—	8,850	369,488
	9/10/2010	—	6,640	33.90	9/10/2020	—	—

(1)
All awards included in the table above vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant, except awards granted to Mr. Shamber on December 1, 2004, which vested in full on December 1, 2004.

(2)
Market value reflects the number of unvested shares of restricted stock or restricted stock units multiplied by $41.75 per share, the closing price of our common stock on the NASDAQ Global Select Market on July 29, 2011, the last business day of fiscal 2011.

 Option Exercises and Stock Vested—Fiscal 2011

        The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of restricted stock, restricted stock units, performance shares, and performance share units during the fiscal year ended July 30, 2011, including (i) the number of shares of stock underlying options exercised in fiscal 2011; (ii) the aggregate dollar value realized upon such exercises of stock options; (iii) the number of shares of stock received from the vesting of restricted stock, restricted stock units, performance shares and performance share units during fiscal 2011; and (iv) the aggregate dollar value realized upon the vesting of such restricted stock, restricted stock units, performance shares and performance share units.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven L. Spinner	—	—	36,049	$1,308,775	(3)
Mark E. Shamber	—	—	9,394	$229,046	(4)
Joseph J. Traficanti	—	—	2,888	$125,195
David A. Matthews	—	—	2,250	$94,230
Sean F. Griffin	—	—	2,462	$90,429

(1)
In connection with the vesting of restricted stock and restricted stock units (including Mr. Spinner's vested performance shares), our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered during fiscal 2011 were: Mr. Spinner—12,877; Mr. Shamber—2,384; Mr. Griffin—824; Mr. Matthews—725; and Mr. Traficanti—934.

(2)
Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)
Mr. Spinner was awarded performance shares and performance units during the 2011 fiscal year, and 18,924 of the shares and none of the units vested effective July 30, 2011. Mr. Spinner has elected to defer 25% of his September 11, 2009 restricted stock unit award. One-quarter of that grant vested during fiscal 2011, and the value herein excludes the impact of that deferral. For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Spinner's balance in the Deferred Stock Plan. See the Nonqualified Deferred Compensation Table.

(4)
Mr. Shamber has elected to defer 25% of his December 7, 2006 stock award, and to defer 50% of his December 6, 2007 and September 11, 2009 restricted stock unit awards. One-quarter of each of these grants vested during fiscal 2011, and the value herein excludes the impact of these deferrals. For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Shamber's balance in the Deferred Stock Plan. See the Nonqualified Deferred Compensation Table.

Pension Benefits

        We do not maintain any defined benefit pension plans.

 Nonqualified Deferred Compensation—Fiscal 2011

        Our executive officers and directors are eligible to participate in the United Natural Foods Deferred Compensation Plan (the "Deferred Compensation Plan") and the United Natural Foods Deferred Stock Plan (the "Deferred Stock Plan," collectively with the Deferred Compensation Plan, the "Deferral Plans").

        The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans is to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan in amounts greater than the amount permitted to be deferred under our 401(k) Plan. Under the Deferral Plans, only the payment of the compensation earned by the participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings. We record the related compensation expense in the year in which the compensation is earned by the participants.

        Under the Deferred Compensation Plan, participants may elect to defer a minimum of $1,000 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit award, earned by the participants for the calendar year. Under the Deferred Stock Plan, which was frozen effective January 1, 2007, participants could elect to defer between 0% and 100% of their restricted stock awards. From January 1, 2009 to December 31, 2010, participants' cash-derived deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly. Effective January 1, 2011, participants may elect to allocate their cash-derived deferrals to certain measurement funds which track the performance of actual mutual funds and are treated as deemed investments. The earnings that would have been received if such actual investment had been made are credited to the participants' accounts in proportion to their hypothetical investments. The value of equity-based awards deferred under the Deferred Compensation and Deferred Stock Plans are based upon the performance of our common stock.

        A participant in our Deferral Plans who terminates his or her employment with us due to retirement will be paid his or her Deferral Plan balances in a lump sum or in installments over a pre-determined period of time. A participant who terminates his or her employment with us due to disability (as defined in each of the Deferral Plans) will be paid his or her balances in a lump sum within 60 days after such participant is determined to have become disabled. Beneficiaries of a participant who dies before a complete payout of his or her Deferral Plan balances will receive a lump sum payment within 60 days after the Compensation Committee is provided with proof of death of such participant. A participants who terminates his or her employment with us for any other reason will receive payment of his or her Deferral Plan balances in a lump sum, within 60 days after either (a) the six-month anniversary of the date on which such participant's employment with us terminates, if such participant is a "key employee" under the Deferral Plans or (b) the date on which such participant's employment with us terminates, for all other participants.

        The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2011, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock award and restricted stock unit compensation earned.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (2)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Steven L. Spinner	Deferred Compensation	$171,044	—	$11,882	—	$315,036
	Deferred Stock	68,851	—	15,943	—	84,794
Mark E. Shamber	Deferred Compensation	78,917	—	4,581	—	125,595
	Deferred Stock	102,299	—	58,350	—	327,612
Joseph J. Traficanti	Deferred Compensation	53,018	—	216	—	92,948
	Deferred Stock	—	—	—	—	—
David A. Matthews	Deferred Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—
Sean F. Griffin	Deferred Compensation	34,486	—	2,406	—	53,791
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported in this column are reported as compensation in the "Salary" and "Non-Equity Incentive Compensation" columns for fiscal 2011 of the table under Summary Compensation Table—Fiscal Years 2009-2011.

(2)
Participants' non-equity deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly from August 1, 2010 through December 31, 2010. From January 1, 2011 through July 30, 2011, participants' non-equity deferrals earned returns based on the performance of certain measurement funds as allocated by the participants. Any amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for non-equity awards that had preferential earnings (in excess of 120% of the July 2011 "compounded annually" federal long-term rate) have been reported as compensation in the "Nonqualified Deferred Compensation Earnings" column in the Summary Compensable Table—Fiscal Years 2009-2011.

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings are calculated as follows: (i) number of vested shares deferred in fiscal 2011 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2011 plus, (ii) the number of vested shares that were deferred prior to fiscal 2011, valued by the change in the closing stock price on the first day of fiscal 2011 to the last day of fiscal 2011. None of the amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for equity awards have been reported as compensation in table under Summary Compensable Table—Fiscal Years 2009-2011 as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

(4)
This column includes the following amounts that previously have been reported as compensation in the table under Summary Compensation Table—Fiscal Years 2009-2011 combined: Mr. Spinner—$215,756; Mr. Shamber—$91,342 Mr. Traficanti—$53,018; and Mr. Griffin—$34,486.

Potential Payments Upon Termination or Change-in-Control

        The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers under existing plans and arrangements if the Named Executive Officer's employment had terminated on July 30, 2011, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.

        As discussed under EXECUTIVE COMPENSATION—Compensation Discussion and Analysis, we have entered into severance agreements and change in control agreements with each of our Named Executive Officers.

        If one of the Named Executive Officers were to die or become disabled, any nonvested shares of restricted stock and restricted stock units would become immediately vested, and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable for a period of time which ranges between one and three years, depending on the date of the grant, or until the grants' expiration date, if earlier.

        For a description of termination provisions in the severance and change in control agreements, see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Change in Control Agreements. In addition, the award agreements for long-term equity-based incentives also address some of these circumstances. The following table describes the potential payments as of July 30, 2011 upon termination of the Named Executive Officers. This table excludes potential payments related to our Deferral Plans, which are described in more detail in Nonqualified Deferred Compensation—Fiscal 2011.

BENEFITS UPON TERMINATION OF EMPLOYMENT

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause		Termination Without Cause, or Employee Resignation for Good Reason and Change in Control		Termination as a result of Death or Disability		Termination for Cause or Resignation for Other Than Good Reason
Steven L. Spinner
Cash Severance Pay	$798,250	(1)	$798,250	(1)	$2,835,105	(2)	$—		$—
Medical Benefits	11,060	(3)	11,060	(3)	33,181	(3)	—		—
Unvested ESOP	—		—		19,438	(4)	—		—
Acceleration of Stock Options	—		271,345	(5)	719,815	(5)	—		—
Acceleration of Stock Awards	—		962,038	(5)	2,757,421	(5)	2,757,421	(6)	—

Total	809,310		2,042,693		6,364,960		2,757,421		—
Mark E. Shamber
Cash Severance Pay	$360,500	(1)	$360,500	(1)	$1,199,655	(7)	$—		$—
Medical Benefits	8,728	(3)	8,728	(3)	26,184	(3)	—		—
Unvested ESOP	—		—		—	(8)	—		—
Acceleration of Stock Options	—		115,541	(5)	283,369	(5)	—		—
Acceleration of Stock Awards	—		428,887	(5)	1,135,391	(5)	1,135,391	(6)	—

Total	369,228		913,646		2,644,599		1,135,191		—
Joseph J. Traficanti
Cash Severance Pay	$336,000	(1)	$336,000	(1)	$1,193,262	(7)	$—		$—
Medical Benefits	688	(3)	688	(3)	2,063	(3)	—		—
Unvested ESOP	—		—		8,674	(4)	—		—
Acceleration of Stock Options	—		53,940	(5)	136,297	(5)	—		—
Acceleration of Stock Awards	—		221,379	(5)	644,411	(5)	644,411	(6)	—

Total	336,688		612,007		1,984,707		644,411		—
David A. Matthews
Cash Severance Pay	$250,000	(1)	250,000	(1)	$547,673	(9)	$—		$—
Medical Benefits	11,119	(3)	11,119	(3)	33,356	(3)	—		—
Unvested ESOP	—		—		8,674	(4)	—		—
Acceleration of Stock Options	—		39,551	(5)	104,223	(5)	—		—
Acceleration of Stock Awards	—		182,969	(5)	544,003	(5)	544,003	(6)	—

Total	261,119		483,639		1,237,929		544,003		—
Sean F. Griffin
Cash Severance Pay	$—		$—		$617,575	(9)	$—		$—
Medical Benefits	—		—		33,356	(3)	—		—
Unvested ESOP	—		—		5,497	(4)	—		—
Acceleration of Stock Options	—		—		132,775	(5)	—		—
Acceleration of Stock Awards	—		—		677,937	(5)	677,937	(6)	—

Total	—		—		1,467,140		677,937		—

(1)
Amount represents continuation of the Named Executive Officer's base salary for one year following the assumed date of termination, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(2)
Amount represents the sum of (i) three times Mr. Spinner's base salary and (ii) the average of Mr. Spinner's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(3)
Amount represents the value of continuing medical benefits for the Named Executive Officer and his dependents for a period of twelve months following a termination by the Company without Cause or a resignation by the Named Executive Officer for Good Reason, or in the case of termination by the Company without Cause or his resignation for Good Reason in either event within one year following a Change in Control, continuation of those benefits for three years following the termination date.

(4)
Amount represents the value of the Named Executive Officer's ESOP account balance as of July 30, 2011, which would become 100% vested as of the termination date.

(5)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock or restricted stock unit outstanding on July 30, 2011, and which vests on an accelerated basis following the relevant termination event. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $41.75 (the closing price of our common stock on July 29, 2011, the last business day prior to the end of fiscal 2011) exceeds the exercise price payable per award, if any.

(6)
Amount represents the intrinsic value of each restricted stock unit outstanding on July 30, 2011, which vests on an accelerated basis following the death or disability (as defined in the 2004 Plan) of the Named Executive Officer. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $41.75 (the closing price of our common stock on July 29, 2011, the last business day prior to the end of fiscal 2011) exceeds the exercise price payable per award, if any.

(7)
Amount represents the sum of (i) 2.99 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the Named Executive Officer's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(8)
The Named Executive Officer is already fully vested in his or her ESOP account balance as of July 30, 2011. Therefore no incremental benefit would be realized as a result of a change in control.

(9)
Amount represents the sum of (i) 1.5 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the officer's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

Equity Compensation Plan Information

        Vesting requirements for equity compensation awards made under the 2004 Equity Incentive Plan and the 2002 Stock Incentive Plan are at the discretion of our Board of Directors and are typically four years with graded vesting for employees and two years with graded vesting for non-employee directors. The maximum term of all incentive stock options granted under the 2002 Stock Incentive Plan and non-statutory stock options granted under the 2002 Stock Incentive Plan is ten years from the date of grant. The maximum term for options under the 1996 Stock Option Plan is determinable by the Compensation Committee, and all options granted had a term of ten years. We typically issue new shares of common stock to satisfy equity award transactions, however during fiscal 2010 we did issue shares from treasury for certain transactions. Shares that were covered by forfeited awards are returned to the pool of shares available for granting within that plan.

2004 Equity Incentive Plan

        The 2004 Equity Incentive Plan, as amended in 2009 and again in 2010 with the approval of the Company stockholders, provides for the issuance of up to 2,500,000 equity-based compensation shares.

2002 Stock Incentive Plan and 1996 Stock Option Plan

        The 2002 Stock Incentive Plan was adopted by the Board of Directors in October 2002 and approved by stockholders in December 2002. Under the 2002 Stock Incentive Plan, 2,800,000 shares of common stock were authorized for issuance. The 1996 Stock Option Plan was originally adopted by the Board of Directors and approved by stockholders in July 1996. Under the 1996 Stock Option Plan as amended and restated, a total of 5,000,000 shares of common stock were authorized for issuance.

Employee Stock Ownership Plan

        The ESOP was adopted by the Board of Directors and approved by stockholders in November 1988. This plan enables the Company to acquire shares of outstanding common stock of the Company for the benefit of eligible employees. In connection with the ESOP, we established the ESOT to hold the acquired shares of our common stock. As discussed under "Certain Relationships and Related Transactions," we originally acquired 4,400,000 shares of our outstanding common stock from certain stockholders in exchange for a promissory note, for which we guarantee payment. As this promissory note is repaid, the shares of common stock held by the ESOT are released in proportion to the amount of principal and interest paid on the promissory note. These released shares are allocated among the accounts of eligible employees. The shares of common stock in an employee's account generally vest after five years of qualified employment (as defined in the ESOP) or upon death or disability.

        As of July 30, 2011, approximately 3,858,000 shares of common stock have been allocated or released for allocation to employees.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 28, 2012, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will reconsider the matter.

        Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended July 30, 2011, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The Board unanimously recommends that stockholders vote "FOR" ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2012. Proxies received by the Board will be voted "FOR" ratification unless a contrary choice is specified in the proxy.

 Fees Paid to KPMG LLP

        In addition to retaining KPMG LLP to audit our financial statements for fiscal 2011, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees	$1,225,150	$961,400
Audit-Related Fees	37,000	77,000
Tax Fees	121,500	81,000
All Other Fees	—	35,000

	$1,383,650	$1,154,400

        Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP's assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Fees for audit services in fiscal 2011 include fees billed for professional services related to our secondary public offering of our common stock during the fiscal year. Fees for audit services in fiscal 2010 includes fees billed for professional services related to review of responses to our SEC comment letter as well as our filing registration statements on Forms S-3 and S-8 during fiscal 2010.

        Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

        Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions.

        All Other Fees consists of fees for services other than the services reported above. In fiscal 2011, no services other than those discussed above were provided by KPMG LLP. In fiscal 2010, we utilized

KPMG LLP for certain due diligence manners related to our purchase of certain assets from SunOpta, Inc.

        The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP's provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        In accordance with its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2011, all services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis, the Compensation Committee's goal in setting executive compensation is to provide a compensation program that attracts individuals with the skills necessary for us to achieve our business plan, motivates our executive talent, rewards those individuals fairly over time for performance that enhances stockholder value and retains those individuals who continue to perform at or above the levels that are deemed necessary to ensure our success. Our compensation program is also designed to reinforce a sense of ownership in our company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short-term and longer term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by our Compensation Committee. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders.

        Our compensation programs are designed so that they maintain a pay-for-performance incentive program but do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or "all or nothing" bonus payouts or unreasonable performance goals. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered "peer group" to assure our compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.

        Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2009-2011 and other related compensation tables and narrative disclosure which describe the compensation of our Named Executive Officers in fiscal 2011.

        The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and in incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of our Named Executive Officers in fiscal 2011 reflects and supports these compensation policies and procedures.

        As required by Section 14A of the Securities Exchange Act of 1934, as amended and as a matter of good corporate governance, stockholders will be asked at the annual meeting to approve the following advisory resolution:

    RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

        The Board unanimously recommends that stockholders vote "FOR" the advisory vote on executive compensation. Proxies received by the Board will be voted "FOR" the advisory vote on executive compensation unless a contrary choice is specified in the proxy.

 PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

        In Proposal 4, the Board is asking stockholders to cast a non-binding advisory vote on how frequently say-on-pay votes should be held in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

        You may cast your vote on your preferred voting frequency by voting on the resolution set forth below of once every one year, two years or three years, or you may abstain from voting.

    RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory stockholder vote to approve the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

        Although this advisory vote is not binding on the Board, the Board will carefully consider and expects to be guided by the alternative that receives the most stockholder support in determining the frequency of future say-on-pay votes. Notwithstanding the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

        While our executive compensation programs are designed to promote a long-term connection between pay and performance, after careful consideration of the frequency alternatives, the Board believes that conducting advisory votes on executive compensation every one year is appropriate for us and our stockholders at this time.

        The Board unanimously recommends that stockholders vote for the frequency of "ONE YEAR" on the advisory vote on the frequency of advisory votes on executive compensation. Proxies received by the Board will be voted for "ONE YEAR" unless a contrary choice is specified in the proxy.

PROPOSAL 5—SHAREHOLDER PROPOSAL: SUCCESSION PLANNING

        We have been advised that International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owner of 185 shares of our common stock, intends to present the following proposal for consideration at the annual meeting. The proponent's resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent's proposal or supporting statement.

Proponent's Proposal and Supporting Statement

        RESOLVED: That the shareholders of United Natural Foods, Inc., (or "Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's Corporate Governance Principles ("Principles") to adopt and disclose a written and detailed succession planning policy, including the following specific features:

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  The Board of Directors will review the plan annually;

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  The Board will develop criteria for the CEO position which will reflect the Company's business strategy and will use a formal assessment process to evaluate candidates;

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  The Board will identify and develop internal candidates;

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  The Board will begin non-emergency CEO succession planning at least 3 years before an expected transition and will maintain an emergency succession plan that is reviewed annually; and,

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  The Board will annually produce a report on its succession plan to shareholders.

        SUPPORTING STATEMENT: CEO succession is one of the primary responsibilities of the Board of Directors. A recent study published by the National Association of Corporate Directors (NACD) quoted a director of a large technology firm: "A board's biggest responsibility is succession planning. It's the one area where the board is completely accountable, and the choice has significant consequences, good and bad, for the corporation's future." (The Role of the Board in CEO Succession: A Best Practices Study, 2006).

        The NACD report identified several best practices and innovations in CEO succession planning. The report found that boards of companies with successful CEO transitions are more likely to have well-developed succession plans that are put in place well before a transition, are focused on developing internal candidates and include clear candidate criteria and a formal assessment process.

        We are concerned that the Company's current Principles lack a well-developed succession plan that includes specific best practices and appear to delegate to the CEO sole responsibility for identifying potential successors, effectively limiting the Board's role to that of reviewing the CEO's recommendations. The current Principles state:

    "The CEO reports to the Board periodically on succession planning and leadership development, and provides the Board with recommendations of potential successors. The CEO also makes available to the Board, on a continuing basis, recommendations regarding who should assume the position of CEO in the event that he/she becomes unable or unwilling to perform the duties of this position."

        While we believe it is important for the CEO to have input in succession planning, we believe the Board should be responsible for identifying and developing internal candidates, including developing criteria that reflects the Company's business strategy and using a formal assessment process to evaluate candidates.

        Our proposal is intended to have the Board take ownership of succession planning and adopt a written policy containing several specific best practices in order to ensure a smooth transition in the even [sic] of the CEO's departure.

        We urge shareholders to vote FOR our proposal.

The Company's Statement in Opposition to Proposal 5

        Our Board of Directors opposes Proposal 5 because it is unnecessary, could expose us to competitive harm, and is not in the best interests of our stockholders. Our Board of Directors understands that managing the succession of our senior leadership is one of its essential roles, and it believes that it has an effective succession planning process in place. Therefore, our Board of Directors recommends that stockholders vote "AGAINST" the adoption of Proposal 5.

        Our formal leadership succession planning process is set forth in our Corporate Governance Principles and requires our Board of Directors to review and monitor leadership succession plans for the position of CEO and other senior leadership positions. Our Corporate Governance Principles require our CEO to report to our Board of Directors periodically on succession planning and leadership development and to provide recommendations of potential successors to senior leadership positions, including CEO. Using these processes, our Board of Directors has developed a senior leadership succession methodology to ensure continuity and maintain the superior quality of our leadership team in the event of a planned or unplanned departure of our CEO or other senior leadership. Our Board of Directors periodically reviews its leadership succession plan in light of our business strategy, market trends and the competitive landscape for recruiting talent.

        Our Board of Directors believes that it is in our best interest to maintain flexibility when planning for leadership succession and making executive employment decisions. Our Board of Directors believes that the flexibility offered by its current succession planning process allows our Board of Directors to act in our best interest without the constraints of arbitrary rules such as the three-year non-emergency CEO succession planning contained in Proposal 5.

        Proposal 5 would require us to report to our stockholders annually on our Board of Directors' succession plan. For such a report to be meaningful to our stockholders, we would have to publicly disclose confidential and sensitive information such as our business strategy and outlook, our most promising internal candidates, any desirable external candidates and other factors that our Board of Directors currently considers in the succession planning process. Our Board of Directors believes that revealing such confidential and sensitive information would be competitively harmful to us and not in the best interest of our stockholders. For instance, if we are required to publicly identify potential successors to our CEO we would aid our competitors in identifying our high-value executives. Furthermore, executives that are not identified as potential successors may choose voluntarily to terminate their employment with us causing us to lose the services of employees whose service we value even though our Board of Directors may not believe they are a candidate to succeed our CEO.

        For the reasons set forth above, our Board of Directors recommends that stockholders vote "AGAINST" the adoption of Proposal 5.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company during the fiscal year ended July 30, 2011, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that Peter A. Roy inadvertently was late filing a report on Form 4 for the acquisition of stock options and restricted stock units and the vesting of restricted stock units that occurred on September 10, 2010

Stockholder Proposals for the 2012 Annual Meeting of Stockholders

        Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2012 Annual Meeting of Stockholders must be submitted to our corporate secretary, Joseph J. Traficanti, at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July 5, 2012. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

        Our bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the 2012 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must give written notice to our corporate secretary at the address noted above. Our corporate secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2012 Annual Meeting of Stockholders, provided that in the event that less than 70 days' notice or prior public disclosure of the date of the 2012 Annual Meeting of Stockholders is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The stockholder's submission must include certain specified information concerning the proposal and the stockholder, including such stockholder's ownership of our common stock. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.

        THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING ON THE INTERNET THROUGH A VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD, OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD, WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES ELECTRONICALLY OVER THE INTERNET DURING THE MEETING.

By Order of the Board of Directors,

Michael S. Funk, Chair of the Board

November 2, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date UNITED NATURAL FOODS, INC. M39004-P17543 For Against Abstain UNITED NATURAL FOODS, INC. 313 IRON HORSE WAY PROVIDENCE, RI 02908 ATTN: MARK SHAMBER For Against Abstain 2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 28, 2012. 1. To elect three nominees as directors to serve until the 2014 annual meeting of stockholders. Nominees: VOTE BY INTERNET Before the Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice of Proxy Availability or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/unfi2011 You may attend the Meeting on December 13, 2011 on the Internet at the website above and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice of Proxy Availability or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain 1a. Michael S. Funk 1c. Steven L. Spinner 1b. James P. Heffernan 3. To conduct an advisory vote on executive compensation. 4. To conduct an advisory vote on the frequency of advisory votes on executive compensation. 5. To consider a stockholder proposal regarding succession planning if properly presented at the annual meeting. The Board of Directors recommends you vote for the frequency of every 1 year on the following proposal: The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

UNITED NATURAL FOODS, INC. Annual Meeting of Stockholders December 13, 2011 4:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) each of Steven L. Spinner and Mark E. Shamber as proxies, each with the power to appoint his substitute, and hereby authorize(s) Steven L. Spinner and Mark E. Shamber to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 PM, EST on December 13, 2011, at www.virtualshareholdermeeting.com/unfi2011, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2 AND 3, 1 YEAR FOR PROPOSAL 4, AND AGAINST PROPOSAL 5 AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be marked, signed and dated on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and the 2011 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com. M39005-P17543